                                                FILED PURSUANT TO RULE 424(b)(4)
                                                      REGISTRATION NO. 333-65881
                                                                    333-65881-01
                                                                    333-65881-02
                                                                    333-65881-03

                         2,000,000 Preferred Securities

                             HECO CAPITAL TRUST II

7.30% Cumulative Quarterly Income Preferred Securities, Series 1998 (QUIPS SM)*
                     (Liquidation Preference $25 per QUIPS)

         fully and unconditionally guaranteed, as set forth herein, by
                        HAWAIIAN ELECTRIC COMPANY, INC.

                                ---------------

  The QUIPS offered by this prospectus are preferred undivided beneficial interests in the assets of HECO Capital Trust II, a trust created under the laws of the State of Delaware (the "Trust"). Hawaiian Electric Company, Inc., a Hawaii corporation ("HECO"), will own all of the common undivided beneficial interests in the assets of the Trust (the "Common Securities"). The address of HECO's principal executive offices is 900 Richards Street, Honolulu, Hawaii 96813-2956 and its telephone number is (808) 543-7771.

  The Trust will sell the QUIPS to the Underwriters and the Common Securities to HECO. The Trust will immediately use the proceeds of these sales to purchase Junior Subordinated Deferrable Interest Debentures, Series 1998 (the "QUIDSSM") from HECO and its subsidiaries, Maui Electric Company, Limited ("MECO") and Hawaii Electric Light Company, Inc. ("HELCO"). The QUIDS held by the Trust will have terms that are equivalent to the terms of the QUIPS. The QUIDS and HECO's guarantees of the QUIDS issued by MECO and HELCO will be the sole assets of the Trust. Payments under the QUIDS will be the sole revenues of the Trust.

  Holders of the QUIPS will be entitled to receive quarterly cash distributions accumulating from the original issue date of the QUIPS at the annual rate of 7.30% of the liquidation preference of $25 per QUIPS (the "Distributions"). These Distributions will be payable on the last day of March, June, September and December of each year, beginning on March 31, 1999. The Distributions may be deferred on one or more occasions, however, to the extent that any of the Companies exercises its right to defer payment of interest on its QUIDS. Each such deferral could be for a period of up to 20 consecutive quarters, but not later than the maturity of the QUIDS (an "Extension Period").

  The QUIPS are subject to mandatory redemption, in whole or in part, at such times as the QUIDS are repaid and in an amount equal to the amount of QUIDS being repaid. The QUIDS are required to be repaid at their maturity, and they may also be redeemed (i) at the option of any of the Companies, in whole or in part, at any time on or after December 15, 2003 and (ii) by HECO, in whole only, upon the occurrence of certain events relating to taxation or the Investment Company Act of 1940 ("Special Events"). If a Special Event occurs and other conditions are met, HECO could cause a liquidation of the Trust and a distribution of an equivalent amount of the Distributable HECO QUIDS to holders of the QUIPS. The QUIDS currently mature on December 15, 2028, but, if certain conditions are met, this maturity date may be shortened to a date not earlier than December 15, 2003 or extended to a date not later than December 15, 2047. The redemption price of the QUIPS will be equal to (a) the aggregate liquidation preference of the QUIPS being redeemed, plus (b) accumulated and unpaid Distributions on the QUIPS being redeemed to the date fixed for redemption (the "Redemption Price").

  HECO will guarantee, on a subordinated basis, (a) the obligations of MECO and HELCO under their QUIDS (the "Subsidiary Guarantees") and under an Expense Agreement (under which the Companies agree to provide funds to the Trust to pay any amounts the Trust owes to persons other than holders of QUIPS) and (b) to the extent of funds held by the Trust, the obligations of the Trust to pay Distributions and amounts payable on the redemption of the QUIPS or the liquidation of the Trust (the "Trust Guarantee"). The QUIDS will be unsecured and junior to all Senior Debt of each of the Companies.

  The QUIPS will be listed on the New York Stock Exchange under the symbol "HE PrT". If Distributable HECO QUIDS are distributed to the holders of QUIPS upon the liquidation of the Trust, HECO will use its best efforts to list the Distributable HECO QUIDS on the New York Stock Exchange or such other stock exchanges, if any, on which the QUIPS are then listed.

  See "Risk Factors" beginning on page 2 to read about certain factors you should consider before buying the QUIPS.

                                ---------------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                                                           Per QUIPS    Total
                                                           --------- -----------
Initial public offering price(1)..........................  $25.00   $50,000,000
Underwriting commissions..................................    (2)        (2)
Proceeds to the Trust.....................................  $25.00   $50,000,000

-------
(1) Plus accumulated Distributions, if any, from the original issue date.
(2) HECO, MECO and HELCO will pay an underwriting commission of $.7875 per QUIPS to the Underwriters.

  The Underwriters expect to deliver the QUIPS in book-entry form only through the facilities of The Depository Trust Company in New York, New York, on December 15, 1998, against payment in immediately available funds.
-------
* QUIPS and QUIDS are servicemarks of Goldman, Sachs & Co.


GOLDMAN, SACHS & CO.                                    PAINEWEBBER INCORPORATED

                                ---------------

                       Prospectus dated December 9, 1998.

                                  RISK FACTORS

  An investment in the QUIPS involves a number of risks, some of which relate to the QUIPS and others of which relate to the Companies. You should carefully consider the following information, together with the other information in this prospectus and in the documents that are incorporated by reference in this prospectus, about risks concerning the QUIPS and the Companies before buying any QUIPS. In this prospectus the word "Companies" means HECO, MECO, and HELCO and the word "Company" refers to each of them separately.

  Because the Trust will rely on the payments it receives on the QUIDS to fund all payments on the QUIPS, and because the Trust may distribute Distributable HECO QUIDS in exchange for the QUIPS, you are making an investment decision with regard to the Distributable HECO QUIDS as well as the QUIPS. You should carefully review the information in this prospectus about both of these securities.

OBLIGATIONS UNDER THE TRUST GUARANTEE, THE QUIDS AND THE SUBSIDIARY GUARANTEES WILL BE DEEPLY SUBORDINATED

  The obligations of each of the Companies under its QUIDS and under the Expense Agreement are unsecured and junior to all Senior Debt of such Company. The obligations of HECO under the guarantees it issues for the benefit of the holders of QUIPS are also unsecured and junior to all Senior Debt of HECO. At September 30, 1998, the principal portion of the Senior Debt of HECO (exclusive of contingent amounts under HECO's guarantees of the obligations of its subsidiaries), MECO and HELCO was approximately $470.9 million, $151.3 million and $116.5 million, respectively (or $738.7 million in the aggregate).

  HECO receives interest and dividends from MECO and HELCO. Accordingly, the HECO QUIDS and the HECO guarantees will be effectively subordinated to all existing and future liabilities of HECO's subsidiaries (which, to the extent such existing liabilities constitute the principal portion of Senior Debt of such subsidiaries, was equal to approximately $267.8 million in the aggregate at September 30, 1998).

  Holders of QUIDS should thus look only to the assets of HECO for payments on the HECO QUIDS and HECO's guarantees.

  The Indentures for the QUIDS, the Trust Agreement and the HECO guarantees do not limit the amount of secured or unsecured debt, including Senior Debt, that may be incurred by any of the Companies. Also, the provisions of the Trust Agreement, the Indentures and the HECO guarantees do not afford holders of the QUIPS or the QUIDS protection in the event of a highly leveraged or other transaction involving the Companies, or in the event of a change in control, that may adversely affect holders of the QUIPS or the QUIDS. See "Description of QUIDS--Subordination," "Description of Trust Guarantee--Status of the Trust Guarantee" and "Description of Subsidiary Guarantees and Expense Agreement."

DISTRIBUTION PAYMENTS ON THE QUIPS COULD BE DEFERRED FOR SUBSTANTIAL PERIODS, BUT HOLDERS WOULD CONTINUE TO RECOGNIZE INCOME FOR TAX PURPOSES

  As long as no event of default is continuing with respect to QUIDS, each of the Companies has the right under the Indenture for its QUIDS to begin an Extension Period, during which it will defer interest payments on its QUIDS and the Trust will defer payments of Distributions on the QUIPS in a corresponding amount. Each Extension Period may last for up to 20 consecutive quarters (but not beyond the Stated Maturity) for those QUIDS. There is no particular limit on the number of Extension Periods that may begin if no event of default is continuing with respect to its QUIDS. Unless all three of the Companies defer the payment of interest on their QUIDS for the same Extension Period, holders will receive partial Distributions in the amounts not deferred. See "Description of QUIPS--Distributions" and "Description of QUIDS--Option to Extend Interest Payment Period."

  If an Extension Period occurs, each holder of QUIPS (even if it uses the cash method of accounting) will be required to accrue income (in the form of original issue discount ("OID") for United States federal income tax purposes) in respect of its proportionate share of the deferred interest on the QUIDS of the deferring Company. As a result, you would be required to include such income in gross income for United States federal income tax purposes before you actually receive any cash attributable to that income. In addition, you would not receive the cash related to such income from the Trust if you dispose of the QUIPS prior to the record date for any Distribution Date on which such deferred Distribution is paid, even if you held the QUIPS on the date that the payments are normally made. See "Certain Federal Income Tax Consequences-- Stated Interest and Original Issue Discount" and "--Sales or Redemption of QUIPS."

THE QUIPS MAY BE REDEEMED IF CERTAIN SPECIAL EVENTS OCCUR

  Upon the occurrence and continuation of either a Tax Event or an Investment Company Event, the Companies, at the direction of HECO, have the right to redeem the QUIDS in whole (but not in part) within 90 days following the occurrence of such event. If the QUIDS are redeemed, the QUIPS must be redeemed. Thus, it is possible that the QUIPS could be redeemed before December 15, 2003. Under current United States federal income tax law, such a redemption of the QUIPS would constitute a taxable event to the holders. "Tax Event" refers to changes in the current tax treatment of the QUIPS trust structure and "Investment Company Event" refers to changes in regulation of investment companies from which the QUIPS trust structure is currently exempt. Each of these terms is described below under "Description of QUIPS" and some of the possible tax consequences to you are described below under "Certain Federal Income Tax Consequences."

IF A SPECIAL EVENT OCCURS, HECO COULD CAUSE THE TRUST TO DISTRIBUTE THE DISTRIBUTABLE HECO QUIDS TO THE HOLDERS OF THE QUIPS, WITH ADVERSE TAX CONSEQUENCES

  Instead of causing the QUIPS to be redeemed, HECO has the right, upon the continuation of a Tax Event or an Investment Company Event and subject to obtaining prior approval from the Public Utilities Commission of the State of Hawaii (the "PUC"), to direct the Property Trustee to dissolve the Trust. If such action is taken, HECO would issue additional HECO QUIDS (the "Substituted HECO QUIDS") to the Trust in exchange for the MECO QUIDS and the HELCO QUIDS and then cause HECO QUIDS and the Substituted HECO QUIDS (the "Distributable HECO QUIDS") to be distributed to the holders of QUIPS in liquidation of such holders' interests in the Trust. For purposes of current United States federal income tax law, and assuming (as expected) that the Trust will not be classified as an association taxable as a corporation, the distribution of the Distributable HECO QUIDS upon the dissolution of the Trust would not be a taxable exchange to holders of the QUIPS. However, the exchange of the MECO QUIDS and the HELCO QUIDS for the Substituted HECO QUIDS would be treated as a taxable exchange to holders of the QUIPS if the exchange were deemed to constitute a change of "obligor" within the meaning of United States federal income tax law with respect to the QUIDS so exchanged. As a result of this taxable exchange, you would recognize gain or loss as described under "Certain Federal Income Tax Consequences--Distribution of QUIDS to Holders of QUIPS." In addition, the distribution of the Distributable HECO QUIDS could be taxable to holders of QUIPS if the Trust were characterized for United States federal income tax purposes as an association taxable as a corporation at the time of dissolution, if a Tax Event occurred and the Trust became taxable on income received or accrued on the QUIDS, or upon the occurrence of certain other circumstances, See "Certain Federal Income Tax Consequences--Distribution of QUIDS to Holders of QUIPS."

HECO MAY SHORTEN OR EXTEND THE STATED MATURITY OF THE QUIDS

  If certain conditions are met, HECO will have the right to either shorten or extend the Stated Maturity of all the QUIDS--and therefore change the mandatory redemption date for the QUIPS--to as early as December 15, 2003, or as late as December 15, 2047. Consequently, the QUIPS may be repaid after you have held them only five years or you may have to wait nineteen years beyond the initial Stated Maturity before you are entitled to have your QUIPS repaid.

GENERAL MARKET CONDITIONS, DEFERRAL AND EXTENSION RIGHTS AND THE TAX TREATMENT OF THE QUIPS COULD ADVERSELY AFFECT MARKET PRICES FOR THE QUIPS

  There can be no assurance about the market prices for QUIPS or for the Distributable HECO QUIDS that may be distributed in exchange for QUIPS if a dissolution of the Trust occurs. Accordingly, the QUIPS that an investor purchases, whether in this offering or in the secondary market, or the Distributable HECO QUIDS that a holder of QUIPS receives on dissolution of the Trust, may trade at a discount to the price that the investor paid for the QUIPS. In addition, upon the exchange of the Substituted HECO QUIDS for the MECO QUIDS and the HELCO QUIDS, the Substituted HECO QUIDS may be treated as having been issued either with OID or at a premium, depending on their fair market value at the time of the exchange and a holder's tax basis in the QUIPS at the time of the exchange. Accordingly, you would be required for United States federal income tax purposes to include OID in income on an economic accrual basis with respect to such Substituted HECO QUIDS if the Substituted HECO QUIDS are treated as having been issued with OID (even if you use the cash method of accounting).

  Because of the rights of the Companies to defer interest payments and to shorten or extend the Stated Maturity on the QUIDS, the market price of the QUIPS may be more volatile than the market prices of similar securities that are not subject to these rights. Moreover, any exercise of these rights could cause the market price of the QUIPS to decline. Accordingly, the QUIPS that an investor purchases whether in this offering or in the secondary market, or the Distributable HECO QUIDS that a holder of QUIPS receives on dissolution of the Trust, may trade at a discount to the price that the investor paid for the QUIPS. Furthermore, a holder that disposes of any QUIPS or QUIDS during an Extension Period, when trading prices are likely to be adversely affected by the deferral, might not receive the same return on its investment as a holder that holds its QUIPS until the Extension Period ends.

THE MARKET PRICE OF THE QUIPS MAY NOT FULLY REFLECT ACCRUED INTEREST

  The QUIPS may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying QUIDS. A holder of QUIPS that disposes of its QUIPS between record dates for any Distribution Dates will nevertheless be required to include in income as ordinary income an amount equal to the accrued but unpaid interest on the QUIDS through the date of disposition. Such holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Sales or Redemption of QUIPS."

HOLDERS OF QUIPS WILL HAVE LIMITED VOTING RIGHTS

  In general, holders of QUIPS will have limited voting rights relating only to the modification of the Trust Agreement (which establishes the terms and conditions of the QUIPS), the exercise of the Trust's rights as the holder of the QUIDS, and the dissolution, winding-up or liquidation of the Trust other than pursuant to the terms of the Trust Agreement. Holders of QUIPS will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, which voting rights are vested exclusively in HECO as the holder of the Common Securities, except upon the occurrence of certain events. The Administrative Trustees, who are officers of HECO, and HECO may amend the Trust Agreement without the consent of holders of QUIPS to ensure that (i) the Trust will be classified for United States federal income tax purposes as a grantor trust, (ii) the QUIDS will be treated as indebtedness of the Companies and
(iii) the Trust will not be required to register as an "investment company" under the Investment Company Act of 1940, even if such action adversely affects the interests of such holders. See "Description of QUIPS--Removal of Trustees" and "--Voting Rights; Amendment of the Trust Agreement."

THERE HAS BEEN NO PRIOR MARKET FOR THE QUIPS

  The QUIPS constitute a new issue of securities with no established trading market. Although the QUIPS will be listed on the New York Stock Exchange, a listing does not guarantee that a trading market for the QUIPS will develop or, if a trading market for the QUIPS does develop, the depth of that market and the ability of holders to easily sell their QUIPS.

THE COMPANIES MAY INCUR SUBSTANTIAL SENIOR DEBT TO FUND THEIR CAPITAL AND OTHER EXPENDITURES

  The Companies anticipate that they will continue to make substantial capital expenditures in the future. They also may make acquisitions, some of which may be significant, and the funding for which may be generated, in whole or in part, from the incurrence of indebtedness. The incurrence of indebtedness to fund capital expenditures or acquisitions, which in each case could be senior to the QUIPS and the QUIDS, could result in a downgrading of HECO's credit rating and have an adverse effect upon the market value of the QUIPS and the QUIDS.

                             HECO CAPITAL TRUST II

  HECO Capital Trust II is a statutory business trust created under the Delaware Business Trust Act, as amended (the "Trust Act"), pursuant to the trust agreement executed by HECO, as Depositor, The Bank of New York, as Property Trustee (the "Property Trustee"), The Bank of New York (Delaware), as the Delaware Trustee, and the three Administrative Trustees named therein (collectively, the "Trustees"), and by the filing of a certificate of trust with the Delaware Secretary of State on October 15, 1998. The Administrative Trustees are individuals who are officers of HECO. The trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement filed by the Companies and the Trust with the Securities and Exchange Commission (the "SEC"). The Trust's business and affairs are conducted by the Trustees. The Bank of New York, as Property Trustee, will act as sole trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act of 1939. The Bank of New York will also act as trustee for purposes of the Trust Guarantee (the "Trust Guarantee Trustee") and the Indentures (the "Debenture Trustee"). See "Description of QUIDS," "Description of Trust Guarantee" and "Description of Subsidiary Guarantees and Expense Agreement." HECO, as the holder of the Common Securities, or the holders of a majority in liquidation preference of the QUIPS if any Debenture Event of Default has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee or the Delaware Trustee. In no event will the holders of the QUIPS have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in HECO, as the holder of the Common Securities. The duties and obligations of each Trustee are governed by the Trust Agreement. The Companies will pay all fees and expenses related to the Trust and the offering of the QUIPS and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust. The principal office of the Trust is c/o The Bank of New York, 101 Barclay Street 21W, New York,
New York 10286, Attention: Corporate Trust Trustee Administration. Inquiries concerning the Trust may also be directed to HECO at 900 Richards Street, Honolulu, Hawaii 96813, telephone number (808) 543-7360.

  The Trust exists for the exclusive purposes and functions of (i) issuing and selling the QUIPS and the Common Securities, (ii) using the proceeds from the sale of the QUIPS and the Common Securities to acquire QUIDS issued by the Companies, (iii) maintaining the status of the Trust as a grantor trust for United States federal income tax purposes and (iv) engaging in only those other activities necessary, convenient or incidental thereto. Accordingly, the QUIDS and HECO's guarantees of the MECO and HELCO QUIDS will be the sole assets of the Trust, and payments under the QUIDS will be the sole revenues of the Trust. In addition, the Companies have agreed in the Expense Agreement to provide funds to the Trust to pay any amounts the Trust owes to persons other than holders of the QUIPS.

  All of the Common Securities will be owned by HECO. The Common Securities will rank pari passu, and payments will be made thereon pro rata with the QUIPS, except that upon the occurrence and continuance of an Event of Default under the Trust Agreement resulting from a Debenture Event of Default, the rights of HECO as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the QUIPS. See "Description of QUIPS--Subordination of Common Securities." HECO will acquire the Common Securities in an aggregate liquidation preference of not less than 3% of the total capital of the Trust. The Trust has a term of approximately 52 years, but may dissolve earlier as provided in the Trust Agreement.

  No separate financial statements of MECO, HELCO or the Trust have been included in this prospectus. In accordance with Staff Accounting Bulletin 53, HECO includes summarized financial information concerning MECO and HELCO in the footnotes to its consolidated financial statements, and such information is set forth in this prospectus under "Selected Consolidated Financial Information." The Companies and the Trust do not consider that separate financial statements of the Trust would be material to holders of the QUIPS because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the QUIDS and issuing the QUIPS and Common Securities. HECO will treat the Trust in accordance with Staff Accounting Bulletin 53 and will include an appropriate footnote pertaining to the QUIPS and the Trust in its audited consolidated financial statements. See "Accounting Treatment."

                HAWAIIAN ELECTRIC COMPANY, INC. AND SUBSIDIARIES

  HECO, a Hawaii corporation, was incorporated under the laws of the Kingdom of Hawaii on October 13, 1891, and became a wholly-owned subsidiary of HEI, a Hawaii corporation, as a result of a corporate reorganization completed on July 1, 1983. HECO's principal business and executive offices are located at 900 Richards Street, Honolulu, Hawaii 96813-2956 and its telephone number is (808) 543-7771.

  HECO owns all of the common stock of MECO, acquired in 1968, and HELCO, acquired in 1970. MECO was incorporated under the laws of the Territory of Hawaii on April 28, 1921, and its principal business and executive offices are located at 210 West Kamehameha Avenue, Kahului, Hawaii 96732-2253, and its telephone number is (808) 871-2300. HELCO was incorporated under the laws of the Republic of Hawaii on December 5, 1894, and its principal business and executive offices are located at 1200 Kilauea Avenue, Hilo, Hawaii 96720-4295, and its telephone number is (808) 969-0121.

  HECO, MECO and HELCO are regulated operating electric public utilities engaged in the production, purchase, transmission, distribution and sale of electricity on the islands of Oahu; Maui, Lanai and Molokai; and Hawaii, respectively. These five islands had a combined population on December 31, 1997 estimated at 1,130,000, or approximately 95 percent of the State's total population, and a service area of approximately 5,766 square miles. The Companies do not provide electric public utility service on the island of Kauai. The principal communities served include Honolulu (on Oahu), Wailuku and Kahului (on Maui) and Hilo and Kona (on Hawaii). The service areas also include numerous suburban communities, resorts, U.S. Armed Forces installations and agricultural operations.

  The Companies provide the only electric public utility service on the islands they serve. The following table sets forth the number of electric customer accounts as of December 31, 1995, 1996 and 1997 and the related electric sales revenues by Company for each of the years then ended:

                                     1995                    1996                    1997
                            ----------------------- ----------------------- -----------------------
                            CUSTOMER ELECTRIC SALES CUSTOMER ELECTRIC SALES CUSTOMER ELECTRIC SALES
                            ACCOUNTS    REVENUES    ACCOUNTS    REVENUES    ACCOUNTS    REVENUES
                            -------- -------------- -------- -------------- -------- --------------
                                                    (DOLLARS IN THOUSANDS)
   HECO.................... 269,307     $712,380    271,602    $  767,264   271,801    $  779,425
   MECO....................  53,339      127,284     53,763       144,434    54,605       151,625
   HELCO...................  58,515      135,110     59,349       152,312    60,220       160,332
                            -------     --------    -------    ----------   -------    ----------
                            381,161     $974,774    384,714    $1,064,010   386,626    $1,091,382
                            =======     ========    =======    ==========   =======    ==========

  Revenues from the sale of electricity in 1997 were from the following types of customers in the proportions shown:

                                                           HECO  MECO  HELCO TOTAL
                                                           ----  ----  ----- -----
   Residential............................................  32%   36%    41%   34%
   Commercial.............................................  30    34     37    32
   Large light and power..................................  37    29     22    34
   Other..................................................   1     1    --    --
                                                           ---   ---    ---   ---
                                                           100%  100%   100%  100%
                                                           ===   ===    ===   ===

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following selected consolidated financial information should be read in conjunction with HECO's consolidated financial statements and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in the documents incorporated by reference in this prospectus. The consolidated Income Statement and Operating Data for each of the years in the three-year period ended December 31, 1997 are derived from, and are qualified by reference to, the audited consolidated financial statements included in the documents incorporated by reference in this prospectus. The consolidated Income Statement and Operating Data for the nine-month periods ended September 30, 1997 and 1998, and the Capitalization Data as of September 30, 1998, are derived from unaudited consolidated financial statements incorporated by reference in this prospectus, which, in the opinion of management, include all material adjustments, consisting only of normal recurring adjustments, unless otherwise noted, necessary for a fair presentation of HECO's consolidated financial position as of September 30, 1998 and results of operations for the nine-month periods ended September 30, 1997 and 1998. The results of operations for the nine-month period ended September 30, 1998 may not necessarily be indicative of the results to be expected for the full calendar year. The historical results are not necessarily indicative of the results of operations to be expected in the future.

                                                               NINE MONTHS ENDED
                                   YEARS ENDED DECEMBER 31,      SEPTEMBER 30,
                                ------------------------------ -----------------
                                  1995      1996       1997      1997     1998
                                -------- ---------- ---------- -------- --------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER BARREL
                                                    AMOUNTS)
INCOME STATEMENT AND OPERATING
 DATA:
Operating Revenues............  $981,990 $1,071,426 $1,098,755 $824,762 $755,615
                                -------- ---------- ---------- -------- --------
Operating Expenses:
 Fuel Oil.....................   207,001    250,544    257,002  196,065  149,734
 Purchased Power..............   276,364    286,077    292,852  218,462  204,822
 Other Operating Expenses.....   395,903    426,014    437,861  328,078  314,187
                                -------- ---------- ---------- -------- --------
 Total Operating Expenses.....   879,268    962,635    987,715  742,605  668,743
                                -------- ---------- ---------- -------- --------
Operating Income..............  $102,722 $  108,791 $  111,040 $ 82,157 $ 86,872
                                ======== ========== ========== ======== ========
Allowance for Equity Funds
 Used During Construction.....  $ 10,202 $   11,741 $   10,864 $  8,079 $  8,781
Income Before Interest and
 Other Charges(1).............  $119,047 $  129,466 $  130,082 $ 96,390 $102,092
Allowance for Borrowed Funds
 Used During Construction.....  $  5,112 $    5,862 $    6,190 $  4,658 $  5,145
Income Before Preferred Stock
 Dividends of HECO(2).........  $ 77,023 $   85,213 $   81,849 $ 60,500 $ 65,519
Net Income for Common Stock...  $ 72,897 $   81,348 $   78,189 $ 57,754 $ 62,927
Ratio of Earnings to Fixed
 Charges(3)...................      3.46       3.58       3.26     3.24     3.36
Ratio of Earnings to Combined
 Fixed Charges and Preferred
 Stock Dividends(3)...........      3.10       3.23       2.99     2.97     3.10
Average Fuel Oil Cost Per
 Barrel.......................  $  20.47 $    24.08 $    25.19 $  25.54 $  19.77
Kilowatthour Sales
 (Millions)...................     8,806      8,991      8,963    6,704    6,601

                           AS OF SEPTEMBER 30, 1998         AS ADJUSTED(5)
                          --------------------------- ---------------------------
                          (DOLLARS IN   (% OF TOTAL   (DOLLARS IN   (% OF TOTAL
                          THOUSANDS)  CAPITALIZATION) THOUSANDS)  CAPITALIZATION)
                          ----------- --------------- ----------- ---------------
CAPITALIZATION DATA:
Short-Term Debt.........  $   95,434         5.8%     $   92,514         5.6%
Long-Term Debt
 (including $30 million
 due within one
 year)(4)...............     643,137        38.8         643,137        38.8
HECO Obligated Mandatory
 Redeemable Trust
 Preferred Securities of
 Subsidiary Trust(s)
 holding solely HECO and
 HECO-Guaranteed
 Debentures.............      50,000         3.0         100,000         6.0
Preferred Stock with
 Mandatory Redemption
 Requirements (including
 sinking fund
 requirements due within
 one year)..............      33,180         2.0             100           0
Preferred Stock without
 Mandatory Redemption
 Requirements...........      48,293         2.9          34,293         2.1
Common Stock Equity.....     788,470        47.5         788,470        47.5
                          ----------       -----      ----------       -----
 Total Capitalization...  $1,658,514       100.0%     $1,658,514       100.0%
                          ==========       =====      ==========       =====

--------
(1) Income Before Interest and Other Charges includes Operating Income plus the Allowance for Equity Funds Used During Construction and nonoperating income.
(2) Income Before Preferred Stock Dividends of HECO includes Income Before Interest and Other Charges, less interest (reduced by Allowance for Borrowed Funds Used During Construction), amortization of net bond premium and expense, preferred stock dividends of HELCO and MECO and preferred securities distributions of trust subsidiary.
(3) See "Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Stock Dividends."
(4) The Department of Budget and Finance of the State of Hawaii is currently authorized to issue up to an additional $188 million of special purpose revenue bonds and to loan the proceeds to the Companies. Long-Term Debt will increase from time to time as approximately $38.5 million of undrawn proceeds as of September 30, 1998 from the previous sale of special purchase revenue bonds and proceeds from the future sale of special purpose revenue bonds are drawn down.
(5) Adjusted to reflect (i) the issuance and sale of the QUIPS offered hereby and (ii) the anticipated application of the QUIPS proceeds to redeem certain series of the preferred stock of each of the Companies and to reduce short-term debt. The adjusted capitalization does not reflect the application of QUIPS proceeds for the payment of redemption premiums, although a portion of the QUIPS proceeds is expected to be used for this purpose. See "Use of Proceeds" and "Accounting Treatment." The preferred stock redemptions expected to be funded from the proceeds of QUIPS are anticipated to occur in mid-January, 1999.

  The following table summarizes certain financial information for the Companies on a consolidated basis ("HECO Consolidated") and for MECO and HELCO, individually. None of the information in the table is audited, except that the financial information for HECO Consolidated as of December 31, 1997 is derived from audited financial information.

                              HECO CONSOLIDATED                 MECO                      HELCO
                          -------------------------- -------------------------- --------------------------
                          DECEMBER 31, SEPTEMBER 30, DECEMBER 31, SEPTEMBER 30, DECEMBER 31, SEPTEMBER 30,
                              1997         1998          1997         1998          1997         1998
                          ------------ ------------- ------------ ------------- ------------ -------------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets..........   $  168,597   $  156,772     $ 31,994     $ 28,063      $ 28,631     $ 26,369
Noncurrent assets.......    2,043,717    2,089,927      374,766      383,459       403,981      417,764
                           ----------   ----------     --------     --------      --------     --------
                           $2,212,314   $2,246,699     $406,760     $411,522      $432,612     $444,133
                           ==========   ==========     ========     ========      ========     ========
Common stock equity.....   $  769,235   $  788,470     $150,129     $153,568      $144,761     $147,909
Cumulative
 preferred stock
 Not subject
  to mandatory
  redemption............       48,293       48,293        8,000        8,000        10,000       10,000
 Subject to mandatory
  redemption............       33,175       31,585        5,575        5,385         7,000        7,000
HECO obligated mandatory
 redeemable trust
 preferred securities of
 subsidiary trust
 holding solely HECO and
 HECO-guaranteed
 debentures.............       50,000       50,000
Current liabilities.....      271,791      267,733       24,454       22,916        63,500       59,810
Noncurrent liabilities..    1,039,820    1,060,618      218,602      221,653       207,351      219,414
                           ----------   ----------     --------     --------      --------     --------
                           $2,212,314   $2,246,699     $406,760     $411,522      $432,612     $444,133
                           ==========   ==========     ========     ========      ========     ========
                              NINE MONTHS ENDED          NINE MONTHS ENDED          NINE MONTHS ENDED
                                SEPTEMBER  30,             SEPTEMBER  30,             SEPTEMBER  30,
                          -------------------------- -------------------------- --------------------------
                              1997         1998          1997         1998          1997         1998
                          ------------ ------------- ------------ ------------- ------------ -------------
                                                           (IN THOUSANDS)
INCOME STATEMENT DATA:
Operating revenues......   $  824,762   $  755,615     $115,393     $103,353      $120,037     $115,536
Operating income........   $   82,157   $   86,872     $ 13,288     $ 14,570      $ 13,106     $ 14,523
Net income for common
 stock..................   $   57,754   $   62,927     $  9,828     $ 11,378      $ 10,833     $ 12,331

            CAPITAL EXPENDITURE PROGRAMS AND FINANCING REQUIREMENTS

CAPITAL EXPENDITURE PROGRAMS

  Capital expenditures include the costs of projects which are required to meet expected load growth, to improve reliability, and to replace and upgrade existing equipment. Gross capital expenditures requiring the use of cash totaled approximately $122.1 million in 1997, of which $75.6 million was attributable to HECO, $18.0 million to MECO and $28.5 million to HELCO. Approximately 76% of the 1997 gross capital expenditures was for transmission and distribution projects and approximately 24% was for generation and general plant projects. Cash contributions in aid of construction received in 1997 totaled $7.1 million.

  The Companies' current consolidated forecast of net capital expenditures, which excludes the allowance for funds used during construction ("AFUDC") and capital expenditures funded by third-party contributions in aid of construction, for the five-year period 1998 through 2002, is approximately
$624 million. Approximately 64% of gross capital expenditures forecast for this period, including AFUDC and third-party contributions in aid of construction, is for transmission and distribution projects, with the remaining 36% primarily for generation projects.

  Capital expenditure estimates and the timing of construction projects are reviewed periodically by management and may change significantly as a result of many considerations, including changes in economic conditions, changes in forecasts of kilowatthour sales and peak load, the availability of purchased power, the availability of generating sites and transmission and distribution corridors, the ability to obtain adequate and timely rate relief, escalations in construction costs, demand side management programs and requirements of environmental and other regulatory and permitting authorities.

FINANCING REQUIREMENTS

  The Companies' consolidated requirements for funds in the years 1998 through 2002, including net capital expenditures, debt retirements (exclusive of reductions in levels of short-term borrowings) and contemplated preferred stock redemptions are currently estimated to total $706 million. HECO's consolidated internal sources, after payment of common stock and preferred stock dividends, are currently expected to provide approximately 70% of the $706 million in total requirements. Debt and equity financings, including the issuance and sale of the QUIPS, are expected to provide the remaining requirements. The PUC must approve issuances of long-term debt and equity for HECO, MECO and HELCO and has approved the issuance of the QUIDS to be purchased by the Trust from the proceeds of the Common Securities and the QUIPS offered hereby. Prior approval of the PUC will also be required before the Substituted HECO QUIDS may be issued to effect an exchange of Substituted HECO QUIDS for HELCO QUIDS and MECO QUIDS.

                   RATIOS OF EARNINGS TO FIXED CHARGES AND TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The following table sets forth HECO's consolidated ratios of earnings to fixed charges, and to combined fixed charges and preferred stock dividends, for the periods indicated:

                                                                  NINE MONTHS
                                                                     ENDED
                                        YEARS ENDED DECEMBER 31, SEPTEMBER 30,
                                        ------------------------ -------------
                                        1993 1994 1995 1996 1997  1997   1998
                                        ---- ---- ---- ---- ---- ------ ------
Ratio of Earnings to Fixed Charges..... 3.25 3.47 3.46 3.58 3.26   3.24   3.36
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock
 Dividends............................. 2.81 3.03 3.10 3.23 2.99   2.97   3.10

  In computing the Ratio of Earnings to Fixed Charges, earnings represent Income Before Preferred Stock Dividends of HECO (reduced by Allowance for Borrowed Funds Used During Construction) plus federal and state income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (without reduction for the Allowance for Borrowed Funds Used During Construction) plus amortization of net bond premium and expense, pre-tax preferred stock dividend requirements of MECO and HELCO, the estimated interest component of rentals and the preferred securities distribution requirements of HECO Capital Trust I. In computing the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends, earnings represent Net Income for Common Stock and pre-tax preferred stock dividend requirements of HECO are added to fixed charges.

                      WHERE YOU CAN FIND MORE INFORMATION

  The Companies and the Trust have filed a Registration Statement with the SEC. This prospectus is part of the Registration Statement, but the Registration Statement also contains additional information and exhibits. HECO also files annual, quarterly and current reports and other information with the SEC. You may read and copy the Registration Statement and any document that HECO files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC's toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies (such as HECO) that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives at the SEC's web site. HECO's SEC filings, and other information on the Companies, may also be obtained on the Internet at www.hei.com, the web site for Hawaiian Electric Industries, Inc., the parent company of HECO.

  The SEC allows HECO to "incorporate by reference" the information that it files with the SEC, which means that HECO can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. Later information that HECO files with the SEC will automatically update and supersede this information. HECO incorporates by reference the documents below:

  . Annual Report on Form 10-K for the year ended December 31, 1997.

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998,
    June 30, 1998 and September 30, 1998.

  . Current Reports on Form 8-K dated October 19, 1998 and November 25, 1998.

  . Any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 (the "Exchange Act") if the filings are made prior to the time that all of the QUIPS are sold in this offering.

  You may request a free copy of these filings by writing or telephoning us at the following address:

  Hawaiian Electric Company, Inc.
  Attn: Treasurer
  P.O. Box 2750
  Honolulu, Hawaii 96840-0001
  Telephone: 808-543-7360

  You should read and rely only on the information incorporated by reference or provided in this prospectus or any supplement. HECO has not authorized anyone else to provide you with different information. Neither HECO nor the Trust is making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                                USE OF PROCEEDS

  All of the proceeds from the sale of QUIPS and the Common Securities will be invested by the Trust in QUIDS. Substantially all of the proceeds from the sale to the Trust of the QUIDS are expected to be used by the Companies to redeem certain series of their preferred stock, or to repay short-term borrowings incurred to effect such redemptions, with any remaining proceeds to be used to finance their respective capital expenditures or to repay portions of their respective short-term borrowings used to finance capital expenditures. All or a portion of the net proceeds may be invested temporarily in commercial paper, repurchase agreements, United States treasury securities, United States federal agency securities, certificates of deposit, money market funds, time deposits or Euro dollar deposits, or a combination of such short-term investments, until the redemption prices (including premiums, other than for sinking fund redemptions, ranging from 1% to 8.56% of the par value of the preferred stock being redeemed) for the preferred stock to be called for redemption are paid or until such short-term borrowings mature. The stated annual dividend rates of the preferred stock to be redeemed range from 7.68% to 12.75%. As of November 30, 1998, HECO's commercial paper outstanding totaled approximately
$105.5 million and its borrowings from MECO totaled $4.3 million. As of the same date, HELCO's short-term borrowings from HECO totaled $29.5 million. Such commercial paper and inter-company borrowings bear interest at prevailing market rates and such commercial paper had remaining maturities as of that date of not more than 65 days.

                              ACCOUNTING TREATMENT

  The financial statements of the Trust will be consolidated into HECO's consolidated financial statements, with the QUIPS treated as minority interest and shown in HECO's consolidated balance sheet as "HECO obligated mandatory redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed debentures." The financial statement footnotes of HECO will further identify these securities as "HECO Obligated 7.30% Cumulative Quarterly Income Preferred Securities, Series 1998, of HECO Capital Trust II, a wholly-owned subsidiary holding solely 7.30% Junior Subordinated Deferrable Interest Debentures, Series 1998 of HECO and its wholly-owned subsidiaries, MECO and HELCO" and will describe the terms of the applicable securities. It is expected that all future reports filed by HECO under the Exchange Act will present information regarding the Trust. In addition, since HECO intends to utilize Staff Accounting Bulletin 53 treatment for the Trust, the footnote to HECO's audited consolidated financial statements will reflect that (i) the Common Securities of the Trust are wholly-owned by HECO, (ii) the sole assets of the Trust are the QUIDS and HECO's Subsidiary Guarantees, specifying principal amount, interest rate and maturity date of the QUIDS held and (iii) the Guarantees, when taken together with HECO's obligations under its QUIDS and its obligations under the Trust Agreement and the Expense Agreement, effectively provide a full and unconditional guarantee, on a subordinated basis, of amounts due on the QUIPS.

                              DESCRIPTION OF QUIPS

  The QUIPS will be created pursuant to the terms of the Trust Agreement. The following summary of the material terms and provisions of the QUIPS and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Trust Agreement. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

GENERAL

  Pursuant to the terms of the Trust Agreement, the Trust will issue the QUIPS and the Common Securities. The QUIPS will rank pari passu, and payments will be made thereon pro rata based on aggregate liquidation preference amounts, with the Common Securities of the Trust, except that the QUIPS will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities. See "-- Subordination of Common Securities."

  The QUIPS will represent preferred undivided beneficial interests in the assets of the Trust, and will be entitled to other benefits as described in the Trust Agreement. The QUIDS and HECO's Subsidiary Guarantees will be the only assets of the Trust. Legal title to the QUIDS will be held by the Property Trustee in trust for the benefit of the holders of the QUIPS and the Common Securities. The Trust Guarantee will be a guarantee on a subordinated basis with respect to the QUIPS but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of the QUIPS when the Trust does not have funds on hand available to make such payments. See "Description of Trust Guarantee."

DISTRIBUTIONS

  Distributions on QUIPS will be payable at the annual rate of 7.30% of the stated liquidation preference of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Distributions will accumulate from the original issue date. The first Distribution payment date for the QUIPS will be March 31, 1999. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, except for any period shorter than a full calendar month, in which case such amount will be computed on the basis of the actual number of days elapsed. If any date on which Distributions are payable on the QUIPS is not a Business Day, payment of the Distributions payable on such date will be made either (a) on the next day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay) or (b) if such next Business Day is in the next calendar year, on the immediately preceding Business Day (without any reduction in Distributions in respect of such early payment), in each case with the same force and effect as if made on the date such payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the principal corporate trust office of the Property Trustee (under the Trust Agreement) or the Debenture Trustee (under the Indentures) is closed for business.

  So long as no Debenture Event of Default under its Indenture has occurred and is continuing, each of the Companies has the right under its Indenture to elect to defer the payment of interest on its QUIDS at any time for a period (including extensions) not exceeding 20 consecutive quarters with respect to each Extension Period. However, no Extension Period may extend beyond the Stated Maturity of the QUIDS. If there is a deferral, quarterly Distributions on the QUIPS in a corresponding amount will be deferred by the Trust during the Extension Period. Unless all three of the Companies defer the payment of interest on their QUIDS for the same Extension Period, holders will receive partial Distributions in the corresponding amounts not deferred. Distributions to which holders of the QUIPS are entitled but do not receive will accumulate additional Distributions thereon at the rate per annum of 7.30% thereof, compounded quarterly from the relevant payment date for such Distributions. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, each of the deferring Companies (and, if such deferring Company is MECO or HELCO, HECO) may not, either directly or indirectly through a subsidiary, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including other junior subordinated deferrable interest debentures of such Company) that rank pari passu with or junior in interest to the QUIDS on which payment is being deferred or (iii) make any guarantee payments with respect to any guarantee issued by such Company if such guarantee ranks pari passu with or junior in interest to the QUIDS on which payment is being deferred (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its common stock and exchanges or conversions of common stock of one class for common stock of another class, (b) payments by HECO under the Trust Guarantee (or under any other similar guarantee by HECO with respect to any securities of any of its subsidiaries, provided that the proceeds from the issuance of such securities were used to purchase junior subordinated deferrable interest debentures issued by any of the Companies, including HECO Capital Trust I) and the Subsidiary Guarantees, and (c) purchases of its common stock required to prevent the loss or secure the renewal or reinstatement of any government license or franchise held by it). Prior to the termination of any such Extension Period, the deferring Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the QUIDS. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the deferring Company may elect to begin a new Extension Period. See "Description of QUIDS--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Stated Interest and Original Issue Discount."

  None of the Companies has a current intention of exercising its right to defer payments of interest on its QUIDS. Moreover, because of the consequences of exercising such right, including a prohibition on the payment of dividends with respect to a deferring Company's capital stock (and with respect to HECO's capital stock if the deferring Company is MECO or HELCO), each of the Companies believes that the likelihood of such exercise is remote.

  The revenues of the Trust available for distribution to holders of the QUIPS will be limited to payments under the QUIDS (in which the Trust will invest the proceeds from the issuance and sale of the QUIPS and the Common Securities) and the Subsidiary Guarantees. See "Description of QUIDS." To the extent the Companies do not make interest payments on the QUIDS and HECO does not make payments under the Subsidiary Guarantees, the Property Trustee will not have sufficient funds available to pay full Distributions on the QUIPS. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by HECO on a subordinated basis as set forth below under "Description of Trust Guarantee."

  Distributions on the QUIPS on each Distribution Date will be payable to the holders thereof as they appear on the register of the Trust on the relevant record date, which, as long as the QUIPS remain in book-entry form, will be one Business Day prior to such Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "--Book-Entry Issuance." In the event that the QUIPS are not in book-entry form, the relevant record date for such QUIPS shall be the date that is 15 days prior to the relevant Distribution Date, whether or not a Business Day, and payments shall be made as described below under "-- Payment and Paying Agency."

REDEMPTION OR EXCHANGE

  MANDATORY REDEMPTION. Upon the repayment or redemption, in whole or in part, of any QUIDS, whether at maturity or upon earlier redemption as provided in any Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the QUIPS and the Common Securities, upon not less than 30 nor more than 60 days notice, at the Redemption Price, which is equal to the aggregate liquidation preference of the QUIPS and Common Securities to be redeemed plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Description of QUIDS--Redemption."

  Each of the Companies will have the right to redeem its QUIDS on or after December 15, 2003, in whole at any time or in part from time to time, subject to the conditions described under "Description of QUIDS--Redemption," at the QUIDS redemption price, which is equal to the accrued and unpaid interest on the QUIDS so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof (the "QUIDS Redemption Price"). In addition, the Companies, at the direction of HECO, will have the right to redeem the QUIDS at any time, in whole (but not in part), upon the occurrence of a Tax Event or an Investment Company Event and subject to the further conditions described below under "Description of QUIDS--Redemption," at the QUIDS Redemption Price.

  SPECIAL EVENT REDEMPTION OR DISTRIBUTION OF QUIDS. If a Special Event shall occur and be continuing, (i) the Companies, at the direction of HECO, have the right to redeem the QUIDS in whole (but not in part) at the QUIDS Redemption Price, and thereby cause a mandatory redemption of the QUIPS and the Common Securities in whole (but not in part) at the Redemption Price, within 90 days following the occurrence of such event, or (ii) subject to obtaining prior approval from the PUC, HECO may direct the Property Trustee to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law and the consummation of the exchange of Substituted HECO QUIDS for the MECO QUIDS and the HELCO QUIDS, cause the Distributable HECO QUIDS to be distributed by the Trust to the holders of the QUIPS and the Common Securities in liquidation of the Trust. Under current United States federal income tax law, although the distribution of the Distributable HECO QUIDS upon the dissolution of the Trust would not be a taxable exchange to holders of the QUIPS for United States federal income tax purposes, the exchange of the MECO QUIDS and the HELCO QUIDS for the Substituted HECO QUIDS would likely be treated as such a taxable exchange. As a result of such taxable exchange, each holder would recognize gain or loss as described below under "Certain Federal Income Tax Consequences--Distribution of QUIDS to Holders of QUIPS." In addition, the distribution of the Distributable HECO QUIDS could be a taxable exchange to holders of the QUIPS if the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of dissolution or if there is a change in law or legal interpretation, or upon the occurrence of certain other circumstances. See "Certain Federal Income Tax Consequences--Distribution of QUIDS to Holders of QUIPS." If HECO does not elect either option described above, the QUIPS will remain outstanding and, in the event a Tax Event has occurred and is continuing, Additional Sums may be payable by the Companies on the QUIDS.

  "Additional Sums" means the additional amounts necessary in order that Distributions then due and payable by the Trust on the outstanding QUIPS and Common Securities of the Trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject.

  "Investment Company Event" means the receipt by HECO or the Trust of an opinion of counsel, rendered by a law firm having a recognized federal securities practice, to the effect that, as a result of the occurrence of a change in law or regulation or a change (including a prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the QUIPS.

  "Like Amount" means (i) with respect to a redemption of the QUIPS and Common Securities, QUIPS and Common Securities having an aggregate liquidation preference equal to that portion of the aggregate principal amount of QUIDS to be contemporaneously redeemed in accordance with the Indentures and the proceeds of which will be used to pay the Redemption Price of such QUIPS and to redeem such Common Securities, and (ii) with respect to a distribution of Distributable HECO QUIDS to holders of QUIPS and Common Securities in connection with the dissolution and liquidation of the Trust, Distributable HECO QUIDS having an aggregate principal amount equal to the aggregate liquidation preference of the QUIPS and the Common Securities of the holders to whom such QUIDS are distributed. "Liquidation preference" means the stated liquidation preference of $25 per QUIPS or $25 per Common Security.

  "Tax Event" means the receipt by HECO or the Trust of an opinion of counsel, rendered by a law firm having a recognized federal and state tax and securities practice, to the effect that, as a result of a Tax Action, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the QUIDS, (ii) interest payable by any of the Companies on its respective QUIDS is not, or within 90 days of the date of such opinion will not be, deductible by such Company, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. A "Tax Action" includes (a) any amendment to or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States, or of any State or the District of Columbia, or of any political subdivision or taxing authority thereof or therein, (b) any judicial decision interpreting, applying or clarifying such laws or regulations or (c) any administrative pronouncement or action that represents an official position (including a clarification of an official position) of the governmental authority or regulatory body making such administrative pronouncement or taking such action, in each such case that occurs or becomes effective on or after the date of original issuance of the QUIPS.

  It has been reported that the Internal Revenue Service (the "IRS") has challenged the deductibility, for United States federal income tax purposes, of interest payments on an instrument similar in some respects to the QUIDS, held by an entity similar in some respects to the Trust. The Companies and the Trust do not believe that this challenge will affect the Companies' ability to deduct interest payments on the QUIDS. However, prospective investors should be aware that further developments favoring the IRS's challenge, or other unrelated developments, could give rise to a Tax Event. See "Certain Federal Income Tax Consequences."

  After the liquidation date fixed for any distribution of Distributable HECO QUIDS for QUIPS, (i) the QUIPS will no longer be deemed to be outstanding, (ii) The Depository Trust Company ("DTC") or its nominee, as the record holder of the QUIPS, will receive a registered global certificate or certificates representing such QUIDS to be delivered upon such distribution and (iii) any certificates representing the QUIPS not held by DTC or its nominee will be deemed to represent such QUIDS having a principal amount equal to the liquidation preference of such QUIPS, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the QUIPS, until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

  There can be no assurance as to the market prices for the QUIPS or the Distributable HECO QUIDS that may be distributed in exchange for QUIPS if a dissolution and liquidation of the Trust occurs. Accordingly, the QUIPS that an investor may purchase, or the Distributable HECO QUIDS that the holders of the QUIPS may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the QUIPS.

REDEMPTION PROCEDURES

  QUIPS redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous repayment or redemption of the QUIDS. Redemptions of the QUIPS shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Trust has funds on hand available for the payment thereof. See also "--Subordination of Common Securities."

  If the Trust gives a notice of redemption in respect of any of the QUIPS, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available therefor, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of such QUIPS. See "--Book-Entry Issuance." If such QUIPS are not in book-entry form, the Trust, to the extent funds are available therefor, will irrevocably deposit with the paying agent for the QUIPS funds sufficient to pay the Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such QUIPS. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any QUIPS called for redemption shall be payable to the holders of such QUIPS on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds irrevocably deposited as required, then upon the date of such deposit, all rights of the holders of such QUIPS so called for redemption will cease, except the right of the holders of such QUIPS to receive the Redemption Price, but without interest on such Redemption Price, and such QUIPS will cease to be outstanding. In the event that any Redemption Date of QUIPS is not a Business Day, then payment of the Redemption Price payable on such Redemption Date will be made on the next succeeding day which is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such next Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day (without any reduction in Distributions in respect of such early payment), in each case with the same force and effect as if made on the Redemption Date. In the event that payment of the Redemption Price in respect of QUIPS called for redemption is improperly withheld or refused and not paid either by the Trust or by HECO pursuant to the Trust Guarantee, Distributions on such QUIPS will continue to accumulate, at the then applicable rate, from the Redemption Date originally established by the Trust for such QUIPS to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

  Subject to applicable laws (including, without limitation, Rule 14e-1 under the Exchange Act and any other applicable United States federal securities laws), HECO or its subsidiaries may at any time and from time to time purchase outstanding QUIPS by tender, in the open market or by private agreement.

  Payment of the Redemption Price and any distribution of Distributable HECO QUIDS to holders of QUIPS shall be made to the applicable record holders thereof as they appear on the register for such QUIPS on the relevant record date, which, as long as the QUIPS remain in book-entry form, shall be one Business Day prior to the relevant Redemption Date or liquidation date, as applicable; provided, however, that in the event that the QUIPS are not in book-entry form, the relevant record date for such QUIPS shall be the date (whether or not a Business Day) that is 15 days prior to the Redemption Date or liquidation date, as applicable.

  If less than all of the QUIPS and the Common Securities issued by the Trust are to be redeemed on a Redemption Date, then the aggregate liquidation preference of such QUIPS and the Common Securities to be redeemed shall be allocated among the QUIPS and the Common Securities pro rata based on their respective aggregate liquidation preferences. If the QUIPS continue to be in book-entry form at the time of such redemption, the QUIPS to be redeemed will be redeemed in accordance with the procedures of DTC. If at such time the QUIPS are not in book-entry form, the particular QUIPS to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding QUIPS not previously called for redemption, by lot or by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the liquidation preference of QUIPS of a denomination larger than $25. The Trust may not redeem fewer than all of the outstanding QUIPS unless all accumulated and unpaid Distributions have been paid on all QUIPS for all quarterly distribution periods terminating on or prior to the Redemption Date. The Property Trustee shall promptly notify the Trust registrar in writing of the QUIPS selected for redemption and, in the case of any QUIPS selected for partial redemption, the liquidation preference thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of QUIPS shall relate, in the case of any QUIPS redeemed or to be redeemed only in part, to the portion of the aggregate liquidation preference of QUIPS which has been or is to be redeemed.

SUBORDINATION OF COMMON SECURITIES

  Payment of Distributions on, and the Redemption Price of, the QUIPS and the Common Securities, as applicable, shall be made among the QUIPS and the Common Securities pro rata based on the respective aggregate liquidation preference of such QUIPS and the Common Securities. However, if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding QUIPS for all distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding QUIPS then being redeemed, shall have been made or provided for, and all funds immediately available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the QUIPS then due and payable.

  In the case of any Event of Default under the Trust Agreement resulting from a Debenture Event of Default, HECO, as holder of the Common Securities, will be deemed to have waived any right to act with respect to any such Event of Default until the effect of all such Events of Default with respect to the QUIPS have been cured, waived or otherwise eliminated. Until any such Events of Default with respect to the QUIPS have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely for the benefit of the holders of the QUIPS and not for the benefit of HECO, as holder of the Common Securities, and only the holders of the QUIPS will have the right to direct the Property Trustee to act for their benefit.

LIQUIDATION VALUE; LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  The amount payable on the QUIPS in the event of any liquidation of the Trust is $25 per QUIPS plus accumulated and unpaid Distributions, which under certain circumstances may be in the form of a distribution of a Like Amount of Distributable HECO QUIDS.

  Pursuant to the Trust Agreement, the Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of HECO; (ii) the direction of HECO to the Property Trustee to dissolve the Trust and cause the distribution of a Like Amount of Distributable HECO QUIDS to the holders of the QUIPS and the Common Securities upon the occurrence and continuation of a Special Event; (iii) the redemption of all of the QUIPS and the Common Securities as described under "--Redemption or Exchange;" and (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Trust.

  If an early dissolution occurs as described in clause (i), (ii) or (iv) above, the Trust shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, subject to obtaining prior approval from the PUC and after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the QUIPS and the Common Securities a Like Amount of the Distributable HECO QUIDS, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of QUIPS, the liquidation preference thereof plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the QUIPS shall be paid pro rata to the holders thereof based on their respective liquidation preferences. HECO, as holder of the Common Securities, will be entitled to receive distributions upon any such liquidation pro rata with the holders of the QUIPS, based on their respective aggregate liquidation preferences, except that if a Debenture Event of Default has occurred and is continuing, the QUIPS shall have a priority over the Common Securities in the right to receive such Liquidation Distributions and no Liquidation Distribution will be paid to the holders of the Common Securities unless and until receipt by all holders of the QUIPS of the entire Liquidation Distribution payable in respect thereof. See "--Subordination of Common Securities."

EVENTS OF DEFAULT; NOTICE

  Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the QUIPS (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) the occurrence of a Debenture Event of Default under any of the Indentures (see "Description of QUIDS--Debenture Events of Default"); or

    (ii) default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

    (iii) default by the Property Trustee in the payment of any Redemption Price of any QUIPS or Common Security when it becomes due and payable; or

    (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Trustee or Trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding QUIPS, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

    (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by HECO to appoint a successor Property Trustee within 60 days thereof.

  Within 90 days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the QUIPS, the Administrative Trustees and HECO, as Depositor, unless such Event of Default shall have been cured or waived. HECO, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

  If a Debenture Event of Default has occurred and is continuing, the QUIPS shall have a preference over the Common Securities upon dissolution of the Trust as described above. See "--Liquidation Value; Liquidation Distribution Upon Dissolution."

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF QUIPS

  If an Event of Default has occurred and is continuing, then the holders of QUIPS would rely on the enforcement by the Property Trustee of its rights as a holder of the QUIDS against the respective Companies. If the Property Trustee fails to enforce such rights, a holder of QUIPS may, to the fullest extent permitted by law and subject to the terms of the Trust Agreement and the Indentures, institute a legal proceeding directly against the defaulting Company (and, if the defaulting Company is MECO or HELCO, against HECO as guarantor) to enforce the Property Trustee's rights with respect to QUIDS having a principal amount equal to the aggregate liquidation preference of the QUIPS of such holder without first instituting a legal proceeding against the Property Trustee or any other person. To the extent that any action under the applicable Indenture is entitled to be taken by the holders of at least a specified percentage of the principal amount of the outstanding QUIDS, holders of at least the same percentage of the liquidation preference of the outstanding QUIPS may, to the fullest extent permitted by law, also take such action in the name of the Trust if such action has not been taken by the Property Trustee. Notwithstanding the foregoing, if a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of one or more of the Companies to pay principal of or interest on the related QUIDS on the date such principal or interest is otherwise payable (and, in the case of such default by either or both of MECO and HELCO, the failure of HECO to make such payment under the Subsidiary Guarantees), then a holder of QUIPS may institute a suit (a "Direct Action") directly against the defaulting Company (and, if the defaulting Company is MECO or HELCO, against HECO as guarantor) for enforcement of payment to such holder of the principal of or interest on the related QUIDS having a principal amount equal to the aggregate liquidation preference of the QUIPS of such holder after the respective due date specified in the QUIDS. In connection with such a Direct Action, the defaulting Company (or HECO, as guarantor) will be subrogated to the rights of such holder of QUIPS under the Trust Agreement to the extent of any payment made by such Company (or by HECO, as guarantor) to such holder of QUIPS in such Direct Action.

REMOVAL OF TRUSTEES

  Unless a Debenture Event of Default shall have occurred and be continuing, any Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in liquidation preference of the outstanding QUIPS. In no event will the holders of the QUIPS have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in HECO as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

  Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, HECO, as Depositor, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of the Trust's property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

  Any entity into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any entity succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Trust Agreement, provided such entity shall be otherwise qualified and eligible under the Trust Agreement.

MERGER, CONSOLIDATION, CONVERSION, AMALGAMATION OR REPLACEMENT OF THE TRUST

  The Trust may not merge with or into, consolidate, convert, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any entity, except as described below or as otherwise set forth in the Trust Agreement. The Trust may, at the request of HECO, with the consent of the Administrative Trustees and without the consent of the holders of the QUIPS, merge with or into, consolidate, convert, amalgamate, be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State if (i) such successor entity either
(a) expressly assumes all of the obligations of the Trust with respect to the QUIPS or (b) substitutes for the QUIPS other securities having substantially the same terms as the QUIPS (the "Successor Securities") so long as the Successor Securities rank the same as the QUIPS rank in priority with respect to Distributions and payments upon liquidation, redemption and otherwise, (ii) HECO expressly appoints a trustee of such successor entity possessing substantially the same powers and duties as the Property Trustee as the holder of the QUIDS, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the QUIPS are then listed, if any, (iv) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not cause the QUIPS (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, conversion, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the QUIPS (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) prior to such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer, or lease, HECO has received an opinion of counsel to the Trust experienced in such matters to the effect that (a) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the QUIPS (including any Successor Securities) in any material respect and (b) following such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an "investment company" under the Investment Company Act, and
(viii) HECO or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Trust Guarantee and the Trust Agreement. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in aggregate liquidation preference of the QUIPS, consolidate, convert, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

  Except as described below and under "Description of Trust Guarantee-- Amendments and Assignment," and except as otherwise required by law, the Trust Agreement or the Indentures, the holders of the QUIPS will have no voting rights.

  The Trust Agreement may be amended from time to time by HECO and the Trustees, without the consent of the holders of the QUIPS (i) to cure any ambiguity, to correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to include any other provisions with respect to matters or questions arising under the Trust Agreement that shall not be inconsistent with the other provisions of the Trust Agreement, provided that any such amendment does not adversely affect the interests of any holder of QUIPS or Common Securities; or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any QUIPS and Common Securities are outstanding, or to ensure that the QUIDS will be treated as indebtedness of the Companies or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act of 1940. Any such amendment of the Trust Agreement shall become effective when notice thereof is given to the holders of QUIPS and Common Securities. The Trust Agreement may be amended by the Trustees and HECO with the consent of holders representing not less than a majority (based upon liquidation preference) of the outstanding QUIPS and Common Securities. Without the consent of each affected holder of QUIPS and Common Securities, however, the Trust Agreement may not be amended to (i) change the amount, timing or currency of any Distribution or Liquidation Distribution on the QUIPS or Common Securities or otherwise adversely affect the amount of any Distribution or Liquidation Distribution required to be made in respect of the QUIPS or Common Securities as of a specified date, (ii) change the redemption provisions of the QUIPS or Common Securities, (iii) restrict the right of a holder of QUIPS and Common Securities to institute suit for the enforcement of any such payment contemplated in clause (i) or (ii) above on or after the related payment date,
(iv) modify the purposes of the Trust, (v) authorize or issue any beneficial interest in the Trust other than as contemplated by the Trust Agreement, (vi) change the conditions precedent for HECO to elect to dissolve the Trust and distribute the Distributable HECO QUIDS to holders of QUIPS or (vii) affect the limited liability of any holder of QUIPS. No amendment of the Trust Agreement may be made without receipt by the Trust of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from regulation as an investment company under the Investment Company Act of 1940.

  So long as any QUIDS are held by the Property Trustee, the Trustees shall not
(i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Property Trustee with respect to the QUIDS, (ii) waive any past default that is waiveable under the applicable Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the QUIDS shall be due and payable or (iv) consent to any amendment, modification or termination of the applicable Indenture where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation preference of all outstanding QUIPS; provided, however, that where a consent under the applicable Indenture would require the consent of each holder of QUIDS issued thereunder affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the QUIPS. The Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the QUIPS except by subsequent vote of the holders of the QUIPS. The Property Trustee shall notify each holder of record of the QUIPS of any notice of default with respect to the QUIDS. In addition to obtaining the foregoing approvals of the holders of the QUIPS, prior to taking any of the foregoing actions, the Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation or partnership for United States federal income tax purposes on account of such action and will continue to be classified as a grantor trust.

  Any required approval of holders of QUIPS may be given at a meeting of holders of QUIPS convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of QUIPS are entitled to vote to be given to each holder of record of QUIPS in the manner set forth in the Trust Agreement.

  No vote or consent of the holders of QUIPS will be required for the Trust to redeem and cancel the QUIPS in accordance with the Trust Agreement.

  When holders of QUIPS are entitled to vote or consent under any of the circumstances described above, all of the QUIPS that are owned by the Companies, the Trustees or any affiliate of the Companies or any Trustee shall, for purposes of such vote or consent, be treated as if they were not outstanding.

PAYMENT AND PAYING AGENCY

  If the QUIPS are not held by DTC or its nominee, payments in respect of the QUIPS shall be made by check mailed by the paying agent (the "Paying Agent") to the address of the holder entitled thereto as such address shall appear on the register maintained by the Property Trustee. The initial Paying Agent shall be the Property Trustee and the Property Trustee may choose any co-paying agent which is acceptable to the Administrative Trustees and HECO. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company having a combined capital and surplus of at least $50,000,000 and acceptable to
HECO) to act as Paying Agent. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees and HECO and, if the Paying Agent is not then the Property Trustee, to the Property Trustee.

BOOK-ENTRY ISSUANCE

  DTC will act as securities depository for all of the QUIPS. The QUIPS will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One fully-registered global certificate will be issued, representing in the aggregate the total number of the QUIPS, and will be deposited with DTC or its custodian.

  DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the

New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of QUIPS within the DTC system must be made by or through Direct Participants, which will receive a credit for the QUIPS on DTC's records. The ownership interest of each actual purchaser of each QUIPS ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased QUIPS. Transfers of ownership interests in the QUIPS are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in QUIPS, except in the event that use of the book-entry system for the QUIPS is discontinued. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global certificate representing the QUIPS.

  DTC has no knowledge of the actual Beneficial Owners of the QUIPS. DTC's records reflect only the identity of the Direct Participants to whose accounts such QUIPS are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Redemption notices will be sent to Cede & Co. as the registered holder of the QUIPS. If less than all of the QUIPS are being redeemed, DTC will determine the amount of the interest of each Direct Participant to be redeemed in accordance with its procedures.

  Although voting with respect to the QUIPS is limited to the holders of record of the QUIPS, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to QUIPS. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such QUIPS are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Distribution payments on the QUIPS will be made by the Property Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Property Trustee, the Trust or the Companies, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the Property Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  DTC may discontinue providing its services as securities depositary with respect to the QUIPS at any time by giving reasonable notice to the Property Trustee and HECO. In the event that a successor securities depository is not obtained, definitive QUIPS certificates representing such QUIPS are required to be printed and delivered. HECO, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). After a Debenture Event of Default, the holders of a majority in liquidation preference of QUIPS may determine to discontinue the system of book-entry transfers through DTC. In either such event, definitive certificates representing the QUIPS will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and the Companies believe to be accurate, but the Trust and the Companies assume no responsibility for the accuracy thereof. Neither the Trust nor the Companies has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

REGISTRAR AND TRANSFER AGENT

  The Property Trustee will act as registrar and transfer agent for the QUIPS.

  Transfers of QUIPS will be registered upon payment by the transferee of any tax or other governmental charges that may be imposed in connection with any transfer or exchange, but without charge by or on behalf of the Trust. The Trust will not be required to register or cause to be registered the transfer of QUIPS after such QUIPS have been called for redemption, during the period from 15 days before mailing of notice of redemption and ending on such notice date, or after the date of liquidation of the Trust.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of QUIPS unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action or construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of QUIPS are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by HECO and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the QUIPS and the Common Securities and will have no liability except for its own negligence or willful misconduct.

MISCELLANEOUS

  The Administrative Trustees and HECO, as Depositor, are authorized and directed to conduct the affairs of and to operate the Trust in such a way that it will not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940, or be classified as an association taxable as a corporation, a partnership or other than as a grantor trust for United States federal income tax purposes, and so that the QUIDS will be treated as indebtedness of the respective Companies for United States federal income tax purposes. In this connection, each of the Companies and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that the Companies (or any of them) and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes. HECO and the Trustees may amend the Trust Agreement, without the consent of the holders of the QUIPS and even if such amendment would adversely affect the interests of such holders, as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust and will not be required to register as an "investment company" under the Investment Company Act of 1940 and to ensure that the QUIDS will be treated as indebtedness of the Companies. See "--Voting Rights; Amendment of the Trust Agreement."

  Holders of the QUIPS have no preemptive or similar rights to subscribe for the beneficial or equity interests of the Trust or of any of the Companies.

  The Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

                              DESCRIPTION OF QUIDS

  The QUIDS of each of the Companies are to be issued under its Junior Indenture as supplemented from time to time (as so supplemented, the "HECO Indenture," the "MECO Indenture" and the "HELCO Indenture," and, collectively, the "Indentures"), between each such Company and The Bank of New York, as trustee. Except in instances where certain elections must be made by all Companies at the direction of HECO under all of the Indentures, and except for the provisions providing for the exchange of Substituted HECO QUIDS for the MECO and HELCO QUIDS and as otherwise described below, the provisions of the Indentures are substantially similar in all material respects. This summary of the material terms and provisions of the QUIDS and the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indentures, the forms of which are filed as exhibits to the Registration Statement of which this prospectus forms a part. Unless the context otherwise requires, the term QUIDS includes the Substituted HECO QUIDS.

GENERAL

  Concurrently with the issuance of the QUIPS, the Trust will purchase the QUIDS with the proceeds from the sale of the QUIPS and the Common Securities. The QUIDS will bear interest at the annual rate of 7.30% of the principal amount thereof from the date of original issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing March 31, 1999, to the person in whose name each of the QUIDS is registered, subject to certain exceptions, at the close of business on the Business Day before such Interest Payment Date, provided that if the QUIDS are issued in certificated form and not held by the Trust, the record dates for payment of interest will be the date (whether or not a Business Day) that is 15 days prior to the relevant Interest Payment Date (the "Regular Record Date"). It is anticipated that, until the liquidation, if any, of the Trust, the QUIDS will be held in the name of the Property Trustee in trust for the benefit of the holders of the QUIPS. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, except for any period shorter than a calendar month, in which case such amount will be computed on the basis of the actual number of days elapsed. If any date on which interest is payable on the QUIDS is not a Business Day, payment of the interest payable on such date will be made either
(a) on the next day that is a Business Day (and without any interest or other payment in respect of any such delay), or (b) if such next Business Day is in the next calendar year, on the immediately preceding Business Day (without any reduction of interest or other payments in respect of such early payment), in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 7.30% thereof, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

  The QUIDS will be issued by each of the Companies under the applicable Indenture. The QUIDS will mature on December 15, 2028, which maturity may be shortened or extended at any time at the election of HECO (which election shall apply to the MECO QUIDS and the HELCO QUIDS, as well as the HECO QUIDS and, if issued, all of the Substituted HECO QUIDS) for one or more periods, but in no event to a date earlier than December 15, 2003 or to a date later than December 15, 2047 (such maturity date, as it may be shortened or extended, the "Stated Maturity"), provided that at the time such election is made and at the time of any such shortening or extension (i) none of the Companies is in bankruptcy, otherwise insolvent or in liquidation, (ii) none of the Companies is in default in the payment of any interest or principal on the QUIDS, (iii) the Trust is not in arrears on payments of Distributions on the QUIPS and no deferred Distributions are accumulated and (iv) the QUIPS, or if the Distributable HECO QUIDS have been distributed to the holders of the QUIPS, the Distributable HECO QUIDS, are rated not less than BBB- by Standard & Poor's or Baa3 by Moody's Investors Service, Inc., or the equivalent by any other nationally recognized statistical rating organization.

  The QUIDS of each Company will be unsecured and will be junior to all Senior Debt of the respective issuing Company and will rank pari passu with any other series of junior subordinated deferrable interest debentures issued by that Company, including the junior subordinated deferrable interest debentures with an aggregate principal amount of $50 million issued by the Companies in 1997. Since HECO receives dividends and interest payments from MECO and HELCO, and since certain of the operating assets of the Companies are owned by MECO and HELCO, the HECO QUIDS will also be effectively subordinated to all existing and future liabilities of MECO and HELCO. The Indentures do not limit the incurrence or issuance of other secured or unsecured debt of the applicable Company, whether thereunder or under any existing or other indenture that such Company may enter into in the future or otherwise. See "--Subordination."

ADDITIONAL SUMS

  If the Trust is required to pay any additional taxes, duties or other governmental charges, each of the Companies will pay as Additional Sums on its respective QUIDS its proportionate share of such amounts as shall be required so that the Distributions payable by the Trust shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

DENOMINATIONS, REGISTRATION AND TRANSFER

  The QUIDS will be issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. QUIDS will be exchangeable for other QUIDS issued by the same Company, of any authorized denominations, of a like aggregate principal amount, having the same date of original issuance and Stated Maturity and bearing the same interest rate.

  QUIDS may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate securities registrar or at the office of any transfer agent designated by the respective Companies for such purpose, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Each of the Companies will appoint the Debenture Trustee as the initial securities registrar and transfer agent under the applicable Indenture. Each of the Companies may at any time rescind the designation of any such securities registrar or transfer agent or approve a change in the location through which any such securities registrar or transfer agent acts, provided that such Company maintains a transfer agent in each Place of Payment for such QUIDS. Each of the Companies may at any time designate additional transfer agents with respect to its respective QUIDS.

  In the event of any redemption, neither any of the Companies nor the securities registrar shall be required to (i) issue, register the transfer of or exchange the respective QUIDS of such Company during a period beginning at the opening of business 15 days before the day of mailing of notice of redemption of any QUIDS and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any QUIDS so selected for redemption, except, in the case of any QUIDS being redeemed in part, any portion thereof not to be redeemed.

PAYMENT AND PAYING AGENTS

  During the period that QUIDS are not held by a Depository or the Trust, payment of principal of and any interest on QUIDS at maturity or earlier redemption will be made at the office of the Debenture Trustee in the City of New York, or at the office of such Paying Agent or Paying Agents as the Companies may designate from time to time, upon surrender of the QUIDS. During such period, at the option of the Companies, payment of any interest other than at maturity or earlier redemption shall may be made (i) by check mailed to the address of the person entitled thereto as such address shall appear in the securities register or (ii) by transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the Regular Record Date; provided, however, that such payment, at the written request of a holder of at least $10,000,000 aggregate principal amount of QUIDS, will be payable by wire transfer in immediately available funds pursuant to the terms of the Indentures. Payment of any such interest on QUIDS will be made to the person in whose name such QUIDS is registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Companies may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however, the Companies will at all times be required to maintain a Paying Agent in each place of payment for the QUIDS.

  Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by HECO in trust, for the payment of the principal of or interest on any QUIDS and remaining unclaimed for two years after such principal or interest has become due and payable shall, at the request of HECO, be repaid to HECO and the holder of such QUIDS shall thereafter look, as a general unsecured creditor, only to HECO for payment thereof.

REDEMPTION

  The QUIDS are redeemable prior to maturity (i) at the option of each of the respective Companies on or after December 15, 2003, in whole at any time or in part from time to time, at the QUIDS Redemption Price or (ii) at the option of HECO on behalf of the Companies at any time in whole (but not in part), upon the occurrence and continuation of a Special Event, at the QUIDS Redemption Price. QUIDS will not be subject to any sinking fund. QUIDS in denominations larger than $25 may be redeemed in part but only in integral multiples of $25.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of QUIDS to be redeemed at its registered address. Unless there is a default in payment of the redemption price, on and after the redemption date interest ceases to accrue on such QUIDS or portions thereof called for redemption.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  So long as no Event of Default under an Indenture has occurred and is continuing, each Company has the right under the applicable Indenture to defer the payment of interest at any time or from time to time for a period (including any extensions thereof) not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the QUIDS. At the end of such Extension Period, the deferring

Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 7.30%, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and beneficial owners of QUIDS (or beneficial owners of QUIPS) will be required to accrue interest income for United States federal income tax purposes. See "Description of QUIPS--Distributions" and "Certain Federal Income Tax Consequences--Stated Interest and Original Issue Discount."

  During an Extension Period, each deferring Company (and, if such deferring Company is MECO or HELCO, HECO) will not be permitted, either directly or indirectly through a subsidiary, subject to certain exceptions, to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the QUIDS so deferred, as described under "--Certain Covenants."

CERTAIN COVENANTS

  Each of the Companies (and, in the case of clause (iii) (C) below if such Company is MECO or HELCO, HECO) will covenant that it will not, either directly or indirectly through a subsidiary, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of such Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including other junior subordinated deferrable interest debentures of such Company) that rank pari passu with or junior in interest to its QUIDS or (iii) make any guarantee payments with respect to any guarantee issued by such Company if such guarantee ranks pari passu with or junior in interest to its QUIDS (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its common stock and exchanges or conversions of common stock of one class for common stock of another class, (b) payments by HECO under the Trust Guarantee (or under any other guarantee by HECO with respect to any securities of its subsidiaries, provided that the proceeds from the issuance of such securities were applied to purchase junior subordinated deferrable interest debentures of the Company or any such subsidiary) and the Subsidiary Guarantees and (c) purchases of its common stock required to prevent the loss or secure the renewal or reinstatement of any government license or franchise held by HECO or any of its subsidiaries) if at such time (A) there shall have occurred any event of which such Company has actual knowledge that (1) with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default with respect to its QUIDS and (2) in respect of which such Company shall not have taken reasonable steps to cure, (B) HECO shall be in default with respect to any payment due under the Trust Guarantee, (C) such Company shall have given notice of its election of an Extension Period as provided in the applicable Indenture with respect to its QUIDS and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing or (D) in the case of HECO, there shall have occurred a default under either Subsidiary Guarantee. HECO will also covenant (i) to maintain directly or indirectly 100% ownership of the Common Securities of the Trust, provided that certain successors which are permitted pursuant to such Indenture may succeed to HECO's ownership of the Common Securities, (ii) not to voluntarily dissolve, wind-up or liquidate the Trust, except (a) in connection with a distribution of Distributable HECO QUIDS to the holders of the QUIPS in liquidation of the Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

MODIFICATION OF INDENTURE

  From time to time any of the Companies and the Debenture Trustee may, without the consent of the holders of the QUIDS of such Company, amend, waive or supplement the applicable Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies and qualifying, or maintaining the qualification of, such Indenture under the Trust Indenture Act (provided that any such action does not adversely affect the interests of the holders of such QUIDS or the holders of the QUIPS so long as they remain outstanding). Each Indenture contains provisions permitting the applicable Company and the Debenture Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding QUIDS affected thereby, to modify such Indenture in a manner affecting the rights of the holders of such QUIDS; provided that no such modification may, without the consent of the holder of each outstanding QUIDS so affected, (i) change the Stated Maturity of QUIDS, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (except such change or extension as is contemplated thereby) or (ii) reduce the percentage of principal amount of QUIDS, the holders of which are required to consent to any such modification of such Indenture, provided that so long as any of the QUIPS remain outstanding, no such modification may be made that adversely affects the holders of such QUIPS and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under such Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation preference of such QUIPS unless and until the principal of the QUIDS and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

  In addition, each of the Companies and the Debenture Trustee may execute, without the consent of any holder of QUIDS, any supplemental indenture for the purpose of creating any new series of junior subordinated deferrable interest debentures.

DEBENTURE EVENTS OF DEFAULT

  Each Indenture provides that any one or more of the following events with respect to the QUIDS issued thereunder that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to such QUIDS:

    (i) failure for 30 days to pay any interest on such series of such QUIDS, when due (subject to the deferral of any due date in the case of an Extension Period); or

    (ii) failure to pay any principal of such QUIDS when due whether at maturity, upon redemption, upon acceleration or otherwise; or

    (iii) failure to observe or perform in any material respect certain other covenants contained in such Indenture for 90 days after written notice to the applicable Company from the Debenture Trustee or the holders of at least 25% in aggregate principal amount of such outstanding QUIDS (provided that such 90-day period shall be automatically extended if corrective action is initiated by the applicable Company within such period and is being diligently pursued); or

    (iv) certain events in bankruptcy, insolvency or reorganization of HECO and, if such Indenture is the MECO Indenture or the HELCO Indenture, of MECO or HELCO, respectively.

  The holders of a majority in aggregate outstanding principal amount of QUIDS issued under any Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee under such Indenture. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such QUIDS may declare the principal due and payable immediately upon a Debenture Event of Default, and should the Debenture Trustee or such holders of such QUIDS fail to make such declaration, the holders of at least 25% in aggregate liquidation preference of the QUIPS shall have such right. If a Debenture Event of Default specified in clause (iv) above occurs, the principal of and interest on the QUIDS shall become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any holder of QUIDS. The holders of a majority in aggregate outstanding principal amount of such QUIDS may annul such declaration and waive the default if the default

(other than the non-payment of the principal of such QUIDS which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. However, if (a) the principal of the QUIDS has been declared due and payable by the holders of the QUIPS, no rescission of such acceleration will be effective unless consented to by the holders of a majority in aggregate liquidation preference of the QUIPS and (b) the holders of such QUIDS fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation preference of the QUIPS shall have such right.

  The holders of a majority in aggregate outstanding principal amount of the QUIDS issued under any Indenture, or the holders of a majority in aggregate liquidation preference of the QUIPS, may, on behalf of all holders, waive any past default under such Indenture, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under such Indenture cannot be modified or amended without the consent of the holder of each of such outstanding QUIDS. Each of the Companies is required to file annually with the Debenture Trustee a certificate as to whether or not such Company is in compliance with all the conditions and covenants applicable to it under such Indenture.

  In case a Debenture Event of Default shall occur and be continuing as to QUIDS issued under any Indenture, the Property Trustee will have the right to declare the principal of and the interest on such QUIDS, and any other amounts payable under such Indenture, to be due and payable immediately and to enforce its other rights as a creditor with respect to such QUIDS.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF QUIPS

  If a Debenture Event of Default has occurred and is continuing under any Indenture and such event is attributable to the failure of the respective Company to pay interest or principal on its QUIDS on the date such interest or principal is otherwise payable, a holder of QUIPS may institute a Direct Action for payment after the respective due date specified in such QUIDS. The Indentures may not be amended to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the QUIPS. Notwithstanding any payment made to a holder of QUIPS in connection with a Direct Action, the respective Company shall remain obligated to pay the principal of and interest on the QUIDS held by the Trust or the Property Trustee and shall be subrogated to the rights of the holder of such QUIPS with respect to payments on the QUIPS to the extent of any payments made by such Company to such holder in any Direct Action. The holders of QUIPS will not be able to exercise directly any other remedy available to the holders of the QUIDS.

  The holders of the QUIPS will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the QUIDS unless the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, fails to do so for 60 days. In such event, the holders of at least 25% in aggregate liquidation preference of the outstanding QUIPS will have the right to institute proceedings.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

  Each Indenture provides that the applicable Company shall not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any entity, and no entity shall consolidate with or merge into such Company or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety (either in one transaction or in a series of transactions) to such Company, unless (i) in case such Company consolidates with or merges into another entity, or conveys, transfers or leases its properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and the successor entity expressly assumes the Company's obligations on the QUIDS issued under such Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have happened and be continuing; (iii) such transaction is permitted under the Trust Agreement or Trust Guarantee and does not give rise to any breach or violation of the Trust Agreement or Trust Guarantee, and (iv) certain other conditions specified in such Indenture are met.

  The provisions of the Indentures do not afford holders of the QUIDS protection in the event of a highly leveraged or other transaction involving the Companies, or in the event of a change in control thereof, that may adversely affect holders of the QUIDS.

SATISFACTION AND DISCHARGE

  Each Indenture provides that when, among other things, all QUIDS of a particular series issued thereunder not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the applicable Company deposits or causes to be deposited with the Debenture Trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the QUIDS are payable sufficient to pay and discharge the entire indebtedness on such QUIDS not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity, as the case may be, then such Indenture will cease to be of further effect (except as to such Company's obligations to pay all other sums due pursuant to such Indenture and to provide certain officers' certificates and opinions of counsel), and such Company will be deemed to have satisfied and discharged such Indenture.

DISTRIBUTION OF QUIDS; EXCHANGE OF SUBSTITUTED HECO QUIDS FOR MECO AND
HELCO QUIDS

  Under certain circumstances involving the dissolution of the Trust, and subject to obtaining prior approval from the PUC, Distributable HECO QUIDS may be distributed to the holders of the QUIPS in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. If distributed to holders of QUIPS in liquidation, such QUIDS will initially be issued in the form of one global security ("Global QUIDS") and DTC, or any successor depository for the QUIPS, will act as depository for such QUIDS. It is anticipated that the depository arrangements for such QUIDS would be substantially identical to those in effect for the QUIPS. If such QUIDS are distributed to the holders of QUIPS upon the liquidation of the Trust, HECO will use its best efforts to list the Distributable HECO QUIDS on the New York Stock Exchange or such other stock exchanges, if any, on which the QUIPS are then listed. There can be no assurance as to the market price of any such QUIDS that may be distributed to the holders of QUIPS. For a description of DTC and the terms of the depository matters, see "Description of QUIPS--Book-Entry Issuance" above.

  Global QUIDS shall be exchangeable for QUIDS registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Companies that it is unwilling or unable to continue as a depository for such Global QUIDS and no successor depository shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depository, (ii) HECO in its sole discretion on behalf of the Companies determines that such Global QUIDS shall be so exchangeable, or (iii) there shall have occurred and be continuing a Debenture Event of Default with respect to such Global QUIDS. Any Global QUIDS that are exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such Global QUIDS. In the event that QUIDS are issued in definitive form, such QUIDS will be in denominations of $25 and integral multiples thereof.

  In order to effect a distribution of Distributable HECO QUIDS to holders of the QUIPS in liquidation of the Trust, HECO will issue to the Trust Substituted HECO QUIDS in exchange for the MECO QUIDS and the HELCO QUIDS in the aggregate principal amount of such MECO QUIDS and HELCO QUIDS, and the Substituted HECO QUIDS, along with the HECO QUIDS, will thereupon be distributed to the holders of the QUIPS. Thereafter, the MECO QUIDS and HELCO QUIDS shall be held by HECO as the record holder thereof, and the Subsidiary Guarantees will be released and discharged.

SUBORDINATION

  In each Indenture, the applicable Company has covenanted and agreed that any QUIDS issued thereunder will be subordinate and junior to all Senior Debt of such Company to the extent provided in such Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of such Company, the holders of Senior Debt of each such Company will first be entitled to receive payment in full of principal of and interest, if any, on such Senior Debt before the Property Trustee, on behalf of the holders of the QUIPS (or, in the case of Distributable HECO QUIDS distributed to the holders of the QUIPS, such holders), will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on the QUIDS.

  In the event of the acceleration of the maturity of any QUIDS of any of the Companies, the holders of all Senior Debt of such Company outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of such QUIDS will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on such QUIDS.

  No payments on account of principal or interest, if any, in respect of the QUIDS of any of the Companies may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt of such Company, or an event of default with respect to any such Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

  "Debt" means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent, (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such person; and (vi) every obligation of the type referred to in clauses (i) through (v) above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

  "Senior Debt" means with respect to any of the Companies the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture of such Company or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the QUIDS or to other Debt which is pari passu with, or subordinated to, the QUIDS; provided, however, that Senior Debt shall not be deemed to include (i) any Debt of such

Company which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to such Company, (ii) any Debt of such Company to any of its subsidiaries, (iii) Debt to any employee of such Company, (iv) any liability for taxes, and (v) indebtedness or monetary obligations to trade creditors or assumed by such Company or any of its subsidiaries in the ordinary course of business in connection with the obtaining of materials or services.

  Certain of the operating assets of HECO and its consolidated subsidiaries are owned by MECO and HELCO. Accordingly, the HECO QUIDS and the Substituted HECO QUIDS will be effectively subordinated to all existing and future liabilities of HECO's subsidiaries. Holders of Distributable HECO QUIDS should look only to the assets of HECO for payments of principal and interest thereon.

  The Indentures place no limitation on the amount of additional Senior Debt that may be incurred by any of the Companies. The electric public utility business is capital intensive, and the Companies anticipate that from time to time they will incur substantial additional indebtedness constituting Senior Debt.

GOVERNING LAW

  The Indenture and the QUIDS will be governed by, and construed in accordance with, the internal laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

  The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of QUIDS, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                         DESCRIPTION OF TRUST GUARANTEE

  The Trust Guarantee will be executed and delivered by HECO upon the issuance by the Trust of its QUIPS for the benefit of the holders of the QUIPS. The Bank of New York will act as indenture trustee under the Trust Guarantee for the purposes of compliance with the Trust Indenture Act of 1939 and the Trust Guarantee will be qualified as an Indenture under the Trust Indenture Act of 1939. This summary of the material terms and provisions of the Trust Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to the provisions of the Trust Guarantee. The form of the Trust Guarantee has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. The Trust Guarantee Trustee will hold the Trust Guarantee for the benefit of the holders of the QUIPS.

GENERAL

  HECO will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the QUIPS, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert, other than the defense of payment. The following payments with respect to the QUIPS, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Trust Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such QUIPS, to the extent that the Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any QUIPS called for redemption, to the extent the Trust has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Distributable HECO QUIDS are distributed to holders of QUIPS), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of the Trust remaining available for distribution to holders of QUIPS. HECO's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by HECO to the holders of the QUIPS or by causing the Trust to pay such amounts to such holders.

  The Trust Guarantee will be an irrevocable guarantee on a subordinated basis of the Trust's obligations under the QUIPS, but will apply only to the extent that the Trust has funds sufficient to make such payments, and is not a guarantee of collection.

  If any of the Companies do not make interest payments on the QUIDS held by the Trust, the Trust will not be able to pay Distributions on the QUIPS and will not have funds legally available therefor. The Trust Guarantee will rank subordinate and junior in right of payment to all Senior Debt of HECO. See "-- Status of the Trust Guarantee." Certain of the operating assets of HECO and its consolidated subsidiaries are owned by such subsidiaries. In addition, HECO receives interest and dividends from such subsidiaries. Accordingly, HECO's obligations under the Trust Guarantee will be effectively subordinated to all existing and future liabilities of MECO and HELCO, and claimants should look only to the assets of HECO for payments thereunder.

STATUS OF THE TRUST GUARANTEE

  The Trust Guarantee will constitute an unsecured obligation of HECO and will rank junior to all Senior Debt of HECO.

  The Trust Guarantee will rank pari passu with the guarantee issued with respect to trust preferred securities issued by HECO Capital Trust I in 1997 and all similar guarantees issued by HECO in the future. The Trust Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against HECO to enforce its rights under the Trust Guarantee without first instituting a legal proceeding against any other person or entity). The Trust Guarantee will be held for the benefit of the holders of the QUIPS. The Trust Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution to the holders of the QUIPS of the Distributable HECO QUIDS. The Trust Guarantee does not place a limitation on the amount of additional Senior Debt that may be incurred or issued by any of the Companies. The electric public utility business is capital intensive and for this and other reasons the Companies anticipate that from time to time they will incur substantial additional indebtedness constituting Senior Debt.

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes which do not materially adversely affect the rights of holders of the QUIPS (in which case no vote will be required), the Trust Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation preference of the outstanding QUIPS. The manner of obtaining any such approval will be as set forth under "Description of QUIPS--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of HECO and shall inure to the benefit of the holders of the related QUIPS then outstanding.

EVENTS OF DEFAULT

  An event of default under the Trust Guarantee will occur upon the failure of HECO to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate liquidation preference of the QUIPS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Guarantee Trustee in respect of the Trust Guarantee or to direct the exercise of any trust or power conferred upon the Trust Guarantee Trustee under the Trust Guarantee.

  Any holder of the QUIPS may institute a legal proceeding directly against HECO to enforce its rights under the Trust Guarantee without first instituting a legal proceeding against the Trust, the Trust Guarantee Trustee or any other person or entity.

  HECO, as guarantor, is required to file annually with the Trust Guarantee Trustee a certificate as to whether or not HECO is in compliance with all the conditions and covenants applicable to it under the Trust Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Trust Guarantee Trustee, other than during the occurrence and continuance of a default by HECO in performance of the Trust Guarantee, undertakes to perform only such duties as are specifically set forth in the Trust Guarantee and, after default with respect to the Trust Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Trust Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Trust Guarantee at the request of any holder of any QUIPS unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE TRUST GUARANTEE

  The Trust Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the QUIPS, upon full payment of the amounts payable upon liquidation of the Trust or upon distribution of the Distributable HECO QUIDS to the holders of the QUIPS. The Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of QUIPS must restore payment of any sums paid under such QUIPS or the Trust Guarantee.

GOVERNING LAW

  The Trust Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

           DESCRIPTION OF SUBSIDIARY GUARANTEES AND EXPENSE AGREEMENT

THE SUBSIDIARY GUARANTEES

  The MECO Indenture and the HELCO Indenture will each include a full, unconditional and irrevocable HECO guarantee, on a subordinated basis, of all payments in respect of the MECO QUIDS and the HELCO QUIDS. The Subsidiary Guarantees do not require HECO to pay any interest payments deferred by MECO or HELCO during a valid Extension Period. The Subsidiary Guarantees will be enforceable regardless of any defense, right of set-off or counterclaim that HECO may have or assert.

  HECO's obligations under the Subsidiary Guarantees will constitute unsecured obligations of HECO and will rank junior to all other existing liabilities of HECO and will rank pari passu with the most senior preferred stock (if any) issued from time to time by HECO and with any guarantee now or hereafter entered into by HECO in respect of any preferred security of any affiliate of HECO. Accordingly, the rights of the holders of MECO QUIDS and HELCO QUIDS to receive payments under the Subsidiary Guarantees will be subject to the rights of the holders of any obligations that are senior in priority to the obligations under the Subsidiary Guarantees. Furthermore, the holders of HECO obligations that rank senior to the obligations under the Subsidiary Guarantees (including, but not limited to, obligations constituting Senior Debt of HECO) will be entitled to the same rights upon payment default or dissolution, liquidation and reorganization in respect of the Subsidiary Guarantees that inure to the holders of Senior Debt of HECO as against the holders of HECO QUIDS. The terms of the MECO QUIDS and HELCO QUIDS provide that each holder, by acceptance thereof, agrees to the subordination provisions and other terms of the Subsidiary Guarantees.

  Each of the Subsidiary Guarantees will terminate and be of no further force or effect upon payment in full of the QUIDS Redemption Price of the MECO QUIDS and the HELCO QUIDS, respectively, upon payment in full of the Redemption Price of the QUIPS or upon payment in full of the amounts payable upon liquidation of the Trust or upon distribution of the Distributable HECO QUIDS to the holders of the QUIPS; provided, however, that each of the Subsidiary Guarantees will continue to be effective or will be reinstated, as the case may be, if at any time any holder of QUIPS or Distributable HECO QUIDS must restore payment of any sums paid under the QUIPS, the Distributable HECO QUIDS or the applicable Subsidiary Guarantee.

THE EXPENSE AGREEMENT

  In the Expense Agreement entered into by each of the Companies, the Companies have agreed to provide funds to the Trust as needed to pay to each person or entity to whom the Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of any QUIPS the amounts due such holders pursuant to the terms of the QUIPS. Each Company is obligated to contribute its share of any such payments pro rata based on the aggregate principal amount of its respective QUIDS, and HECO has fully, irrevocably and unconditionally agreed to pay the amounts owed by MECO and HELCO under the Expense Agreement if either or both of them fail to make such payments when due.

           RELATIONSHIP AMONG THE QUIPS, THE QUIDS AND THE GUARANTEES

FULL AND UNCONDITIONAL GUARANTEE

  Taken together, HECO's obligations under the HECO QUIDS, the HECO Indenture, the Subsidiary Guarantees, the Trust Agreement, the Expense Agreement and the Trust Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the QUIPS. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the QUIPS. Payments of Distributions and other amounts due on the QUIPS (to the extent the Trust has funds available for the payment of such Distributions and other amounts) are irrevocably guaranteed by HECO as and to the extent set forth under "Description of Trust Guarantee." If and to the extent that HECO does not make payments on the HECO QUIDS, or if MECO or HELCO does not make payments on the MECO QUIDS or the HELCO QUIDS, as the case may be, and HECO does not make payments under the Subsidiary Guarantees, the Trust will not pay Distributions or other amounts due on the QUIPS. The Trust Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, a holder of QUIPS may institute a Direct Action against any of the Companies which has failed to make payment, and against HECO on its

Subsidiary Guarantees if MECO or HELCO has failed to make payment, to enforce payment of such Distributions to such holder after the respective due dates. The obligations of HECO under the HECO QUIDS, the Trust Guarantee, the Expense Agreement and the Subsidiary Guarantees are subordinate and junior to all Senior Debt of HECO.

SUFFICIENCY OF PAYMENTS

  As long as payments of interest and other payments are made when due on the QUIDS, such payments will be sufficient to cover Distributions and other payments due on the QUIPS, primarily because (i) the aggregate principal amount of the QUIDS will be equal to the sum of the aggregate stated liquidation preference of the QUIPS and Common Securities; (ii) the interest rate and interest and other payment dates on the QUIDS will match the Distribution rate and Distribution and other payment dates for the QUIPS; (iii) the Companies shall pay under the Expense Agreement for all and any costs, expenses and liabilities of the Trust except the Trust's obligations to holders of the QUIPS under the QUIPS; and (iv) the Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

ENFORCEMENT RIGHTS OF HOLDERS OF QUIPS

  A holder of any QUIPS may institute a legal proceeding directly against HECO to enforce its rights under the Trust Guarantee without first instituting a legal proceeding against the Trust Guarantee Trustee, the Trust or any other person or entity. See "Description of QUIPS-- Enforcement of Certain Rights by Holders of QUIPS" for a description of the enforcement rights of holders of QUIPS under the Trust Agreement.

  A default or event of default under any Senior Debt of any of the Companies will not constitute a default or Event of Default under the Indenture of such Company. However, in the event of payment defaults under, or acceleration of, Senior Debt of such Company, the subordination provisions of each Indenture provide that no payments may be made in respect of the QUIDS issued thereunder until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any such QUIDS would constitute an Event of Default under such Indenture.

LIMITED PURPOSE OF TRUST

  The QUIPS evidence preferred undivided beneficial interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing the QUIPS and Common Securities and investing the proceeds thereof in QUIDS. A principal difference between the rights of a holder of QUIPS and a holder of QUIDS is that a holder of QUIDS is entitled to receive from the applicable Company (or from HECO under the Subsidiary Guarantees) the principal amount of and interest accrued on QUIDS held, while a holder of QUIPS is entitled to receive Distributions from the Trust (or from HECO under the Trust Guarantee) if and to the extent the Trust has funds available for the payment of such Distributions.

RIGHTS UPON DISSOLUTION

  Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust not involving a distribution of the Distributable HECO QUIDS, the holders of the QUIPS will be entitled to receive, out of assets held by the Trust after satisfaction of creditors of the Trust as provided by applicable law, the Liquidation Distribution in cash. See "Description of QUIPS-- Liquidation Value; Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of any of the Companies, the Property Trustee, as holder of the QUIDS of such Company, would be a subordinated creditor of such Company, subordinated in right of payment to all Senior Debt of such Company, but entitled to receive payment in full of principal and interest before any stockholders of such Company receive payments or distributions. Since HECO is the guarantor under the Trust Guarantee and the Subsidiary Guarantees and is obligated (either directly or as guarantor) under the

Expense Agreement to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of the QUIPS), the positions of a holder of QUIPS and a holder of QUIDS relative to other creditors and to stockholders of HECO in the event of liquidation or bankruptcy of HECO would be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of QUIPS. This summary only addresses the tax consequences to a person that acquires QUIPS on their original issue at their original offering price and, except as otherwise expressly provided, that is (i) an individual citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) an estate or trust the income of which is subject to United States federal income tax regardless of its source or (iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions (a "United States Person"). This summary does not address all tax consequences that may be applicable to a United States Person that is a beneficial owner of QUIPS, nor does it address the tax consequences to
(i) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations and dealers in securities or currencies, (ii) persons that will hold QUIPS as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes, (iii) persons whose functional currency is not the United States dollar or (iv) persons that do not hold QUIPS as capital assets.

  The statements of law and legal conclusions set forth in this summary constitute the opinion of Goodsill Anderson Quinn & Stifel, counsel to the Companies and the Trust ("Tax Counsel"). This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of QUIPS. If such a change occurs and the current tax treatment of the QUIPS structure is adversely affected, HECO might be permitted to cause a redemption of the QUIPS or a dissolution of the Trust and a distribution of Distributable HECO QUIDS. See "--Possible Tax Law Changes." The authorities on which this summary is based are subject to various interpretations and it is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of QUIPS may differ from the treatment described below.

  PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF QUIPS, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

CLASSIFICATION OF THE TRUST

  Tax Counsel is of the opinion that, under current law and assuming compliance with the terms of the Trust Agreement and certain other documents, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of QUIPS (a "Security Holder") will be treated as owning an undivided beneficial interest in the QUIDS. Accordingly, each Security Holder will be required to include in its gross income its pro rata share of any interest or original issue discount ("OID") paid or accrued with respect to the QUIDS whether or not cash is actually distributed to the Security Holders. See "--Stated Interest and Original Issue Discount." No amount included in income of Security Holders with respect to the QUIPS will be eligible for the dividends-received deduction.

STATED INTEREST AND ORIGINAL ISSUE DISCOUNT

  Under Treasury Regulations applicable to debt instruments issued on or after August 13, 1996, generally, stated interest on a debt instrument will give rise to OID unless the likelihood of late payment or nonpayment is a "remote contingency." Under each of the Indentures, the applicable Company has the right to defer the payment of interest on its QUIDS at any time or from time to time for a period (including any extensions thereof) not exceeding
20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of such QUIDS. Each of the Companies has represented that the likelihood of it exercising its option to defer payments of interest is remote because exercising the option would, among other things, prevent such Company (and HECO, if the deferring Company is MECO or HELCO) from declaring dividends on its capital stock. Accordingly, Tax Counsel is of the opinion that the QUIDS should be considered as issued without OID and, therefore, except as set forth below, stated interest on the QUIDS will generally be taxable to a Security Holder as ordinary income at the time it is paid or accrued in accordance with the Security Holder's method of accounting for United States federal income tax purposes.

  Notwithstanding the foregoing, should any Company elect an Extension Period, such Company's QUIDS would at that time be treated as having been reissued with OID. Consequently, Security Holders (even if they used the cash method of accounting for United States federal income tax purposes) would be required to include OID in income on an economic accrual basis with respect to such QUIDS during such Extension Period and thereafter for as long as such QUIDS remain outstanding. In such event, all of a United States Holder's taxable interest income with respect to the QUIDS would be accounted for as OID on a constant yield method regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a United States Holder would be required to include OID in gross income even though the Company would not make any actual cash payments during the Extension Period. The amount of OID that would accrue in any quarterly period would approximately equal the amount of interest that accrues in that quarterly period at the stated interest rate. Stated interest on the QUIDS of any of the Companies with respect to which such Company had not exercised its right to defer payments of interest would continue to be taxable to a Security Holder at the time it was paid or accrued in accordance with such Security Holder's method of accounting for United States federal income tax purposes. A Security Holder that disposed of QUIPS before the record date for any Distribution Date following an Extension Period would include interest in gross income as it accrued on QUIDS but would not receive any interest payments related thereto from the Trust.

  Because income on the QUIDS will constitute interest or OID, corporate United States Persons holding QUIPS will not be entitled to dividends-received deductions with respect to any income taken into account with respect to the QUIPS.

DISTRIBUTION OF QUIDS TO HOLDERS OF QUIPS

  Tax Counsel is of the opinion that, under current United States federal income tax law, the Exchange of the MECO QUIDS and the HELCO QUIDS for the Substituted HECO QUIDS would likely be treated as a taxable exchange for United States federal income tax purposes with respect to a Security Holder's pro rata share of MECO QUIDS and HELCO QUIDS. As a result, each Security Holder would recognize gain or loss in an amount equal to the difference between (i) the fair market value of such Security Holder's pro rata share of the Substituted HECO QUIDS received by the Trust in exchange for MECO QUIDS and HELCO QUIDS prior to such distribution and (ii) such Security Holder's adjusted tax basis in its pro rata share of MECO QUIDS and HELCO QUIDS exchanged therefor. Tax Counsel is of the further opinion that, under current United States federal income tax law, the Exchange would not be a taxable exchange with respect to a Security Holder's pro rata share of HECO QUIDS and such Security Holder would not recognize any gain or loss with respect thereto. See "Description of QUIPS--Redemption or Exchange--Special Event Redemption or Distribution of QUIDS" and "Description of QUIDS--Distribution of QUIDS; Exchange of Substituted HECO QUIDS for MECO and HELCO QUIDS."

  Upon the distribution of the Distributable HECO QUIDS to the Security Holders, each Security Holder would receive directly its pro rata share thereof previously held indirectly through the Trust and, with respect to such Security Holder's pro rata share of HECO QUIDS (but not Substituted HECO QUIDS), would have a holding period and aggregate adjusted tax basis in HECO QUIDS equal to the holding period and aggregate adjusted tax basis such Security Holder had in its pro rata share of HECO QUIDS before such distribution. Under current United States federal income tax law, Tax Counsel is of the opinion that the distribution of the Distributable HECO QUIDS upon the dissolution of the Trust would not be a taxable exchange to holders of the QUIPS for United States federal income tax purposes. If, however, the Trust were characterized for United States federal income tax purposes as an association taxable as a corporation at the time of dissolution, or if there were a change in law or legal interpretation, or upon the occurrence of certain other circumstances, the distribution of the Distributable HECO QUIDS could be a taxable exchange to holders of the QUIPS. See "Description of QUIPS--Redemption or Exchange-- Special Event Redemption or Distribution of QUIDS" and "Description of QUIDS-- Distribution of QUIDS; Exchange of Substituted HECO QUIDS for MECO and HELCO QUIDS."

  Following such a distribution, Tax Counsel is of the opinion that a Security Holder would generally include in gross income interest in respect of the Distributable HECO QUIDS received in the manner described under "Stated Interest and Original Issue Discount," except that the Substituted HECO QUIDS may be treated as having been issued either with OID or at a premium, depending on their fair market value at the time of the Exchange and the Security Holder's tax basis in the QUIPS at the time of the Exchange. Issuance of the Distributable HECO QUIDS with OID or at a premium could significantly change the amounts of interest income included in gross income by a Security Holder in taxable years following distribution, as well as the amount of any gain or loss recognized by a Security Holder upon a subsequent disposition of Distributable HECO QUIDS. It is not possible to predict the precise tax consequences to a Security Holder in this regard, and Security Holders should consult their own tax advisors as to such consequences. However, if the Substituted HECO QUIDS are treated as having been issued with OID, Security Holders (even if they use the cash method of accounting for United States federal income tax purposes) would be required to include OID in income on an economic accrual basis with respect to such Substituted HECO QUIDS.

SALES OR REDEMPTION OF QUIPS

  Gain or loss will be recognized by a Security Holder on a sale of QUIPS (including a redemption for cash) in an amount equal to the difference between the amount realized (which, for this purpose, will exclude amounts attributable to accrued interest not previously included in income as interest or OID) and the Security Holder's adjusted tax basis in the QUIPS sold or redeemed. The tax basis of a Security Holder in its QUIPS would be increased by any OID included in income and decreased by any subsequent payments of interest. Gain or loss recognized by a Security Holder on QUIPS held for more than one year will generally be taxable as long-term capital gain or loss.

  The QUIPS may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying QUIDS. A Security Holder that disposes of its QUIPS between record dates for payments of Distributions will nevertheless be required to include in income as ordinary income accrued but unpaid interest on the QUIDS through the date of disposition. Such Security Holder will recognize a capital loss on the disposition of its QUIPS to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the Security Holder's adjusted tax basis in the QUIPS. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a "United States Alien Holder" is a holder of QUIPS that is not a United States Person. Under present United States federal income tax laws: (i) payments by the Trust or any of its paying agents to any holder of QUIPS that is a United States Alien Holder will not be subject to withholding of United States federal income tax; provided that, (a) the beneficial owner of the QUIPS does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of HECO entitled to vote, (b) the beneficial owner of the QUIPS is not a controlled foreign corporation that is related to HECO through stock ownership, and (c) either (A) the beneficial owner of the QUIPS certifies to the issuer or its agent, under penalty of perjury, that it is not a United States Person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the QUIPS in such capacity, certifies to the issuer or its agent, under penalty of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and (ii) a United States Alien Holder will generally not be subject to withholding of United States federal income tax on any gain realized upon the sale or other disposition of QUIPS provided the gain is not effectively connected with the conduct of a trade or business in the United States by the United States Alien Holder.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

  The amount of interest or OID paid or accrued on the QUIPS held of record by United States Persons (other than corporations and other exempt Security Holders) will be reported annually to the Internal Revenue Service. It is anticipated that such interest or OID will be reported to holders on Form 1099 and delivered by January 31 following each calendar year. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Persons unless the Security Holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

  Payment of the proceeds from the disposition of QUIPS to or through the United States office of a broker is subject to information reporting and backup withholding unless the Holder or beneficial owner establishes an exemption from information reporting and backup withholding.

  Any amounts withheld from a Security Holder under the backup withholding rules will be allowed as a refund or a credit against such Security Holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

  On October 6, 1997, the Treasury Department issued final regulations which may make certain modifications to the withholding, backup withholding and information reporting rules described above. These regulations attempt to unify certification requirements and modify reliance standards. These regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding these regulations.

POSSIBLE TAX LAW CHANGES

  The opinion of Tax Counsel is not binding on the IRS or the courts. Prospective investors should note that no rulings have been or will be sought from the IRS with respect to any of the issues discussed herein and no assurance can be given that the IRS will not take contrary positions. Moreover, no assurance can be given that any of the opinions expressed herein will not be challenged by the IRS or, if challenged, that such challenge will not be successful.

  It has been reported that the IRS has challenged the deductibility, for United States federal income tax purposes, of interest payments on an instrument similar in some respects to the QUIDS, held by an entity similar in some respects to the Trust. The Companies and the Trust do not believe that this challenge will affect the Companies' ability to deduct interest payments on the QUIDS. However, prospective investors should be aware that further developments favoring the IRS's challenge, or other unrelated developments, could give rise to a Tax Event.

                          CERTAIN ERISA CONSIDERATIONS

  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the QUIPS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

  Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

  Certain transactions involving the issuer could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a Plan if the QUIPS were acquired with "plan assets" of such Plan. For example, if HECO is a Party in interest with respect to an Investing Plan (either directly or by reason of its ownership of its subsidiaries), an indirect extension of credit prohibited by Section 406(a) (1)
(B) of ERISA and Section 4975(c) (1) (B) of the Code between HECO and the investing Plan may be deemed to occur, unless exemptive relief were available under an applicable administrative exemption (see below).

  The Department of Labor ("DOL") has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the QUIPS, assuming that assets of the Trust were deemed to be "plan assets" of Plans investing in the Issuer (see above). Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

  Any purchaser or holder of the QUIPS or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another DOL exemption with respect to such purchase or holding.

  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the QUIPS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another DOL exemption.

                                  UNDERWRITING

  The Companies, the Trust and the underwriters for the offering named below (the "Underwriters") have entered into an underwriting agreement with respect to the QUIPS. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of QUIPS indicated in the following table. The Underwriters are committed to take and pay for all the QUIPS, if any are taken. Goldman, Sachs & Co. and PaineWebber Incorporated are the representatives of the Underwriters.

                                                                      Number of
                              Underwriters                              QUIPS
                              ------------                            ---------
   Goldman, Sachs & Co. .............................................   700,000
   PaineWebber Incorporated..........................................   700,000
   Advest, Inc. .....................................................    20,000
   Robert W. Baird & Co. Incorporated................................    20,000
   BT Alex. Brown Incorporated.......................................    40,000
   Charles Schwab & Co., Inc. .......................................    20,000
   CIBC Oppenheimer Corp. ...........................................    40,000
   Crowell, Weedon & Co. ............................................    20,000
   Dain Rauscher Wessels, a division of Dain Rauscher Incorporated...    20,000
   A.G. Edwards & Sons, Inc. ........................................    40,000
   EVEREN Securities, Inc. ..........................................    40,000
   Fahnestock & Co. Inc. ............................................    20,000
   Fleet Securities Inc. ............................................    20,000
   Legg Mason Wood Walker, Incorporated..............................    20,000
   McDonald Investments Inc., A Keycorp Company......................    20,000
   McGinn, Smith & Co., Inc. ........................................    20,000
   Morgan Keegan & Company, Inc. ....................................    20,000
   National Financial Services Corporation...........................    20,000
   Olde Discount Corporation.........................................    20,000
   Piper Jaffray Inc. ...............................................    20,000
   Prudential Securities Incorporated................................    40,000
   Raymond James & Associates, Inc. .................................    20,000
   Sutro & Co. Incorporated..........................................    20,000
   TD Securities (USA) Inc. .........................................    20,000
   Tucker Anthony Incorporated.......................................    20,000
   Wedbush Morgan Securities.........................................    20,000
   Wheat First Securities, Inc. .....................................    20,000
                                                                      ---------
     Total........................................................... 2,000,000
                                                                      =========

  Because the Trust will invest the proceeds from the sale of the QUIPS in the QUIDS issued by the Companies, the Underwriting Agreement provides that the Companies will pay an underwriting commission of $.7875 per QUIPS to the Underwriters, as compensation for arranging the investment.

  The Underwriters propose to offer the QUIPS to the public initially at the initial public offering price set forth on the cover page of this prospectus. Any QUIPS sold by the Underwriters to securities dealers may be sold at a discount of up to $0.50 per QUIPS from the initial public offering price. Any of those securities dealers may resell the QUIPS they purchase from the Underwriters to certain other brokers and dealers at a discount of up to $0.40 per QUIPS from the initial public offering price. If all the QUIPS are not sold at the initial public offering price, the representatives may change the offering price and other selling terms.

  The Companies and the Trust have agreed with the Underwriters to not offer, sell, contract to sell or otherwise dispose of any beneficial interests in the assets of the Trust, or any preferred securities or any other securities of the Trust or the Companies that are substantially similar to the QUIPS (including any guarantee of such securities) or any securities convertible into or exchangeable for or representing the right to receive securities, preferred securities or any such substantially similar securities of either the Trust or the Companies, without the prior written consent of Goldman, Sachs & Co., except for the QUIPS offered in connection with this offering. This restriction will apply during the period beginning from the date of this prospectus and continuing to and including the earlier of (i) the termination of trading restrictions on the QUIPS, as determined by the Underwriters, and (ii) 30 days after the closing date.

  Prior to this offering, there has been no public market for the QUIPS. The QUIPS will be listed on the New York Stock Exchange under the symbol "HE PrT", and we expect trading in the QUIPS on the New York Stock Exchange to begin within the 30-day period after the initial delivery of the QUIPS. In order to meet one of the requirements for listing the QUIPS, the Underwriters will undertake to sell lots of 100 or more to a minimum of 400 beneficial owners.

  The representatives of the Underwriters have advised HECO that they intend to make a market in the QUIPS. However, the representatives are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of the trading market for the QUIPS.

  In connection with the offering, the Underwriters may purchase and sell the QUIPS in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater amount of QUIPS than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the QUIPS while the offering is in progress.

  The Underwriters also may impose a penalty bid. This may occur when a particular Underwriter repays to the Underwriters a portion of the underwriting commissions because the Underwriters have repurchased QUIPS sold by or for the account of that Underwriter in stabilizing or short covering transactions.

  These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the QUIPS. As a result, the price of the QUIPS may be higher than the price that would otherwise prevail in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

  The Companies estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $335,000.

  HECO and the Trust have agreed to indemnify the several Underwriters against and contribute toward certain liabilities, including liabilities under the Securities Act.

  Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to HECO and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                                 LEGAL OPINIONS

  Certain matters of Delaware law relating to the legality of the QUIPS, the validity of the Trust Agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Companies and the Trust. The legality of the Trust Guarantee, the Subsidiary Guarantees and the QUIDS will be passed upon for the Companies by Goodsill Anderson Quinn & Stifel, Honolulu, Hawaii, and for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. Certain matters relating to United States federal income tax considerations will be passed upon for the Companies by Goodsill Anderson Quinn & Stifel.

                                    EXPERTS

  The consolidated financial statements and schedule of HECO and its subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, which financial statements and schedule have been incorporated by reference or included in HECO's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which is incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Risk Factors.............................................................   2
HECO Capital Trust II....................................................   5
Hawaiian Electric Company, Inc. and Subsidiaries.........................   6
Selected Consolidated Financial Information..............................   8
Capital Expenditure Programs and Financing Requirements..................  10
Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and
 Preferred Stock Dividends...............................................  10
Where You Can Find More Information......................................  11
Use of Proceeds..........................................................  12
Accounting Treatment.....................................................  12
Description of QUIPS.....................................................  13
Description of QUIDS.....................................................  26
Description of Trust Guarantee...........................................  34
Description of Subsidiary Guarantees and Expense Agreement...............  36
Relationship Among the QUIPS, the QUIDS and the Guarantees...............  37
Certain Federal Income Tax Consequences..................................  39
Certain ERISA Considerations.............................................  43
Underwriting.............................................................  44
Legal Opinions...........................................................  46
Experts..................................................................  46


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                        2,000,000 Preferred Securities


                             HECO CAPITAL TRUST II


7.30% Cumulative Quarterly Income Preferred Securities, Series 1998 (QUIPS SM)
                    (Liquidation Preference $25 per QUIPS)

                     fully and unconditionally guaranteed,
                            as set forth herein, by

                        HAWAIIAN ELECTRIC COMPANY, INC.

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                                  PROSPECTUS

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                             GOLDMAN, SACHS & CO.

                           PAINEWEBBER INCORPORATED

                      Representatives of the Underwriters

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